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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 NOTICE OF 2015 ANNUAL MEETING
 OF STOCKHOLDERS

To Be Held May 12, 2015

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2015 annual meeting of our stockholders will be held at our offices located at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, on Tuesday, May 12, 2015, at 9:00 a.m. Austin, Texas time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.
To elect the five nominees named in the attached proxy statement as directors to serve on our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2.
Advisory approval of the Company's executive compensation.

3.
To ratify the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2015.

4.
To approve the amendments to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors as described in the attached proxy statement.

5.
To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has fixed the close of business on March 13, 2015 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Executive Vice President, General Counsel and
Corporate Secretary

March 25, 2015
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Voting Information—How you can change or revoke your vote.

Important Notice Regarding Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on May 12, 2015. The 2015 Proxy Statement, along with our Annual Report on Form 10-K for 2014, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-sec.

2015 PROXY STATEMENT

2015 PROXY STATEMENT

2015 PROXY STATEMENT

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

GENERAL

Our Board of Directors seeks your proxy for use in voting at our 2015 annual meeting of stockholders to be held on Tuesday, May 12, 2015, at 9:00 a.m. Austin, Texas time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement and proxy card were mailed beginning on March 25, 2015 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this Proxy Statement our 2014 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

RECORD DATE

Holders of our common stock as of the close of business on March 13, 2015, the record date, may vote at the 2015 annual meeting, either in person or by proxy. At the close of business on March 13, 2015, there were 33,618,526 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

PURPOSE OF THE ANNUAL MEETING

At the annual meeting, the stockholders will be asked to vote on the following proposals:

  Proposal No. 1:    Election of the five nominees named in this Proxy Statement as directors to serve on our Board of Directors.

  Proposal No. 2:     Advisory approval of the Company's executive compensation.

  Proposal No. 3:     Ratification of the Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2015.

  Proposal No. 4:    Approval of the amendments to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors as described in this Proxy Statement.

DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares. This Proxy Statement, the enclosed proxy card and the 2014 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. This Proxy Statement, the 2014 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

2015 PROXY STATEMENT 1

VOTING INFORMATION

VOTING YOUR SHARES

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

•
FOR election of the director nominees under the caption "Election of Directors."

•
FOR advisory approval of the Company's executive compensation.

•
FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2015.

•
FOR approval of the amendments to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors.

BROKER DISCRETIONARY VOTING IF YOU DO NOT INSTRUCT YOUR BROKER ON HOW TO VOTE YOUR SHARES

Brokers do not have discretionary authority to vote on the proposals to elect directors, to hold an advisory vote on executive compensation, and to approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for your votes to be counted on these proposals. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

VOTING IN PERSON AT THE ANNUAL MEETING

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

HOW YOU CAN CHANGE OR REVOKE YOUR VOTE

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•
giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•
signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•
attending the annual meeting and voting in person by properly completing and submitting a ballot.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

2 2015 PROXY STATEMENT

VOTING INFORMATION

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Attention: David M. Grimm, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

QUORUM

The presence at the annual meeting, in person or by proxy, of holders of 16,809,264 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked "abstain" and broker "non-votes" (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

ABSTENTIONS

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote "cast" for or against the proposal. Consequently, except for the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote. With respect to the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, because this proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock to be approved, an abstention will count as a vote against this proposal.

BROKER NON-VOTES

Broker "non-votes" are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker "non-vote" with respect to a proposal will not be counted as a vote "cast" for or against the proposal. Consequently, a broker "non-vote" will not affect the outcome of the vote, except for the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors. With respect to the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, because this proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock to be approved, a broker non-vote will count as a vote against this proposal.

REQUIRED VOTES

Election of Directors

To elect a director nominee, the votes cast "for" that nominee must exceed the votes cast "against" that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Non-executive Chairman for consideration by the Nominating and

2015 PROXY STATEMENT 3

VOTING INFORMATION

Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on "Election of Directors." Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company's Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Ratification of Auditors

To ratify appointment of our independent registered public accounting firm, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Approval of Amendments to Amended and Restated Certificate of Incorporation

To approve the amendments to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, holders of at least 80% of the outstanding shares of our common stock must vote in favor of the matter.

For all proposals except the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, any shares not voted (whether by abstention or otherwise) will count as a vote against the proposal.

PROXY SOLICITATION; COUNTING THE VOTES

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King's employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $7,500. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election to certify the results.

CONFIDENTIAL VOTING POLICY

We have adopted a confidential voting policy, which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

4 2015 PROXY STATEMENT

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 13, 2015 follows.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS(1)

BlackRock, Inc.(2)	5,988,431	17.8%
55 East 52nd Street
New York, New York 10022
NWQ Investment Management Company, LLC(3)	5,028,087	15.0%
2049 Century Park East, 16th Floor
Los Angeles, California 90067
Keeley Asset Management Corp. and John L. Keeley, Jr.(4)	2,590,143	7.7%
111 West Jackson, Suite 810
Chicago, Illinois 60604
The Vanguard Group, Inc.(5)	2,129,447	6.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Cove Street Capital, LLC(6)	2,100,539	6.2%
2101 East El Segundo Boulevard, Suite 302
El Segundo, California 90245
T. Rowe Price Associates, Inc.(7)	1,974,120	5.9%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)
Based upon a total of 33,618,526 shares of common stock outstanding on March 13, 2015.

(2)
Based solely on information reported on Schedule 13G/A filed with the SEC on January 9, 2015 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has the sole voting power over 5,869,566 and has the sole dispositive power over 5,988,431 shares.

(3)
Based solely on information reported on Schedule 13G/A filed with the SEC on January 29, 2015 by NWQ Investment Management Company, LLC. According to the Schedule 13G/A, NWQ Investment Management Company, LLC has the sole voting power over 5,026,413 shares and has the sole dispositive power over 5,028,087 shares.

(4)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 9, 2015 by Keeley Asset Management Corp. and John L. Keeley, Jr. According to the Schedule 13G/A, Keeley Asset Management Corp. has the sole voting power over 2,413,654 shares and has the sole dispositive power over 2,558,143 shares. The Schedule 13G/A also reflects that Mr. Keeley beneficially owns 32,000 shares.

(5)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole voting power over 54,669 shares, the sole dispositive power over 2,079,278 shares, and the shared dispositive power over 50,169 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 50,169 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,500 shares as a result of its serving as investment manager of Australian investment offerings.

(6)
Based solely on information reported on Schedule 13G/A filed with the SEC on February 13, 2015 by Cove Street Capital, LLC.

(7)
Based solely on information reported on Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. ("Price Associates"). According to the Schedule 13G, Price Associates has sole voting power over 329,380 shares and sole dispositive power over 1,974,120 shares. According to the Schedule 13G, Price Associates does not serve as custodian of the assets of any of its clients and therefore in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the individual and institutional clients which Price Associates serves as investment advisor. Any and all discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to any investment company sponsored by Price Associates which it also serves as investment advisor (a "Price Fund"), only the custodian for the Price Funds has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right except that the shareholders of each such Price Fund participate proportionately in any dividends and distributions so paid.
2015 PROXY STATEMENT 5

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2015 by:

•
Each of our directors and nominees for director, including our Chief Executive Officer,

•
Our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

•
All directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	BENEFICIAL OWNERSHIP		ADDITIONAL OWNERSHIP(4)
BENEFICIAL OWNER	AMOUNT AND NATURE(1)(2)(3)	PERCENT OF CLASS	SHARES ISSUABLE ON EXERCISE OF OPTIONS AFTER MAY 12, 2015	STOCK APPRECIATION RIGHTS(5)	RESTRICTED STOCK UNITS(6)	MARKET- LEVERAGED STOCK UNITS(7)	PERFORMANCE STOCK UNITS(8)	TOTAL ADDITIONAL OWNERSHIP (d+e+f+g+h)	TOTAL BENEFICIAL AND ADDITIONAL OWNERSHIP (b+i)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Non-Employee Directors
Kenneth M. Jastrow, II	324,326	1.0%	—	—	16,858	—	—	16,858	341,184
Kathleen Brown	67,492	*	—	—	34,392	—	—	34,392	101,884
William G. Currie	67,155	*	—	—	33,099	—	—	33,099	100,254
Michael E. Dougherty	71,331	*	—	—	32,978	—	—	32,978	104,309
James A. Johnson	81,911	*	—	—	35,024	—	—	35,024	116,935
Charles W. Matthews	46,598	*	7,000	—	—	—	—	7,000	53,598
William C. Powers, Jr.	68,480	*	—	—	34,279	—	—	34,279	102,759
James A. Rubright	75,270	*	—	—	39,885	—	—	39,885	115,155
Daniel B. Silvers	17,034	*	20,000	—	—	—	—	20,000	37,034
Richard M. Smith	74,707	*	—	—	28,621	—	—	28,621	103,328
David L. Weinstein	7,634	*	20,000	—	—	—	—	20,000	27,634
Named Executive Officers
James M. DeCosmo	434,950	1.3%	92,093	68,929	9,804	93,222	40,612	304,660	739,610
Bruce F. Dickson	66,734	*	50,903	—	8,446	51,583	23,998	134,930	201,664
Phillip J. Weber	85,098	*	47,265	3,759	6,345	48,827	22,890	129,086	214,184
Christopher L. Nines	140,341	*	43,487	12,628	6,549	45,426	20,306	128,396	268,737
David M. Grimm	144,496	*	41,190	12,628	5,718	42,374	18,460	120,370	264,866
Group
All directors and executive officers (16 persons) as a group	1,773,557	5.3%	321,938	97,944	291,998	281,432	126,266	1,119,578	2,893,135

*
Less than one percent based upon a total of 33,618,526 shares of common stock outstanding on March 13, 2015.

(1)
Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 13, 2015: Mr. Jastrow—54,166; Ms. Brown—20,000; Mr. Currie—20,000; Mr. Dougherty—20,000; Mr. Johnson—22,666; Mr. Matthews—13,000; Mr. Powers—20,000; Mr. Rubright—20,000; Mr. Silvers—0; Mr. Smith—26,666; Mr. Weinstein—0; Mr. DeCosmo—302,790; Mr. Dickson—40,773; Mr. Weber—44,939; Mr. Nines—88,384; Mr. Grimm—87,534; and all directors and executive officers (16 persons) as a group—780,918.

(2)
Includes 1,200 shares of our common stock owned by relatives of all directors and executive officers (16 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(3)
Includes shares of our common stock underlying restricted stock units granted to directors under our director compensation program for which the director has the unilateral right to cause the company to pay out common stock within 60 days from March 13, 2015: Mr. Jastrow—22,939; Ms. Brown—47,492;
6 2015 PROXY STATEMENT

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  Mr. Currie—47,155; Mr. Dougherty—45,831; Mr. Johnson—48,066; Mr. Matthews—33,598; Mr. Powers—48,480; Mr. Rubright—55,060; Mr. Silvers—7,634; Mr. Smith—48,041; Mr. Weinstein—7,634; and all directors and executive officers as a group (16 persons)—411,930. The restricted stock units are payable upon the director's retirement from the Board of Directors.

(4)
"Additional Ownership" is not included in the SEC's definition of "Beneficial Ownership."

(5)
Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(6)
Includes restricted stock units payable in cash upon the director's retirement from the Board of Directors. Also includes executive officer restricted stock units which generally vest on the third anniversary of the date of grant, or vest ratably over three years. Restricted stock units may be settled in stock or cash, as determined at the time of grant.

(7)
Market-leveraged stock units ("MSUs") vest three years from date of grant. MSUs will be settled in common stock using a conversion formula to determine the number of MSUs paid based on the percent change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in no MSUs paid. The number of shares included in column (g) equals the number of MSUs granted.

(8)
Performance stock units ("PSUs") typically vest three years from date of grant. PSUs will be settled in common stock using a performance formula to determine the number of PSUs paid based on performance during the performance period. Performance conditions may be relative to peer companies or tied to specific financial or operational metrics or both. Payout may vary from zero to 2 shares per unit depending on the specific performance award and its performance conditions. The number of shares included in column (h) equals the number of PSUs granted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year, except that one Form 4 was not timely filed in relation to shares of our common stock withheld to satisfy the tax withholding obligation related to the vesting of a portion of a restricted stock award by Bruce F. Dickson. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC's Section 16 rules for the most recent fiscal year.

2015 PROXY STATEMENT 7

ELECTION OF DIRECTORS

Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Amended and Restated Certificate of Incorporation and Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at twelve, with three classes of four directors each.

We are seeking stockholder approval to declassify our Board so that all directors will be elected annually. Please see Proposal to Amend the Amended and Restated Certificate of Incorporation to Declassify the Board on page 53 for additional information.

Our Bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast "for" his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Non-executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the annual meeting, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee's recommendation within 90 days after the date of the annual meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors' decision. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board's decision on whether to accept or reject the resignation, the Company will publicly disclose the Board's decision, together with an explanation of the process by which the decision was made and, if applicable, the Board's reason(s) for rejecting the tendered resignation.

DIRECTOR QUALIFICATIONS

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

NOMINEES

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

William G. Currie, Charles W. Matthews, James A. Rubright and Daniel B. Silvers are standing for election as directors to serve for a term of three years expiring at the 2018 annual meeting of stockholders and David L. Weinstein is standing for election as a director to serve for a term of two years expiring at the 2017 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

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ELECTION OF DIRECTORS

A brief summary of each director's principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

NOMINEES FOR DIRECTORS TO BE ELECTED AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO SERVE UNTIL 2018

William G. Currie	Age: 67

Director since 2007
Principal Occupation and Other Information
Mr. Currie is Chairman of the Board of Universal Forest Products, Inc., one of the United States' leading manufacturers and distributors of wood and wood-alternative products. Mr. Currie has had a 35-plus year career with Universal Forest Products, Inc., serving as Chief Executive Officer from 1989 through 2009, as Executive Chairman of the Board from 2006 through 2009, and as Vice Chairman from 2000 through 2005. Mr. Currie also serves as Chairman for Grand Northern Products, a privately held company.
Mr. Currie has extensive knowledge of building materials markets, which are highly relevant to housing, and many years of public company management and board leadership experience.

Charles W. Matthews	Age: 70

Director since 2012
Principal Occupation and Other Information
Mr. Matthews served Exxon Mobil Corporation, one of the leading global energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department since 1971 before being appointed Vice President and General Counsel in 1995 until his retirement in 2010. Since his retirement from Exxon Mobil, Mr. Matthews has continued to engage in the practice of law in private practice. Mr. Matthews is past Chair of the University of Texas Development Board and is a member of the board of Children's Medical Center of Dallas. Mr. Matthews also serves on the boards of Trinity Industries, Inc., a manufacturing company, and Cullen/Frost Bankers, Inc., a banking and financial services company.
Mr. Matthews has significant experience related to the energy industry. He also has significant knowledge of public company reporting and governance requirements.

James A. Rubright	Age: 68

Director since 2007
Principal Occupation and Other Information
Mr. Rubright served as Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America's leading manufacturers of paperboard, containerboard and consumer and corrugated packaging, until his retirement in October 2013. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright is a principal of Privet Fund Management, LLC, a private investment fund management company, and serves on the boards of AGL Resources Inc., an energy company and HD Supply Holdings, Inc., an industrial supply company.
Mr. Rubright has significant experience in public company management, reporting and board leadership. He also has special expertise related to oil and gas industry operations.

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ELECTION OF DIRECTORS

Daniel B. Silvers	Age: 38

Director since February 2015
Principal Occupation and Other Information
Mr. Silvers currently serves as President of SpringOwl Asset Management LLC, an investment management firm, and has done so since March 2009 (including predecessor entities). From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition-oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of SpringOwl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. At Fortress, Mr. Silvers' primary focus was to originate, oversee due diligence on and asset management for real estate and gaming investments in Fortress' Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. Mr. Silvers serves on the board of bwin.party digital entertainment plc, an online gaming company, and India Hospitality Corp., owner of interests in Adelie Foods Group, a UK "Food to Go" supplier. Mr. Silvers previously served on the board of directors of International Game Technology and Universal Health Services, Inc.
Mr. Silvers has significant experience in corporate finance, capital allocation, capital markets and public company governance.

NOMINEE FOR DIRECTOR TO BE ELECTED AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO SERVE UNTIL 2017

David L. Weinstein	Age: 48

Director since February 2015
Principal Occupation and Other Information
Mr. Weinstein manages personal investments and previously served as President and Chief Executive Officer of MPG Office Trust, Inc., a publicly traded office REIT, from November 2010 until the sale of the company in October 2013. From September 2008 until October 2013, Mr. Weinstein was a partner at Belvedere Capital, a real estate investment firm based in New York. From April 2007 until August 2008, Mr. Weinstein was a Managing Director of Westbridge Investment Group/Westmont Hospitality Group, a real estate investment fund focused on hospitality. From 1996 until January 2007, Mr. Weinstein worked at Goldman, Sachs & Co. in New York, first as a Vice President in the real estate investment banking group (focusing on mergers, asset sales and corporate finance) and then from 2004 as a Vice President in the Special Situations Group (focused on real estate debt investments). Mr. Weinstein was a member of the MPG Office Trust, Inc. Board of Directors from August 2008 until October 2013.
Mr. Weinstein has significant knowledge regarding commercial real estate operations and financing, and public company management experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. CURRIE, MR. MATTHEWS, MR. RUBRIGHT, MR. SILVERS AND MR. WEINSTEIN AS DIRECTORS OF FORESTAR.

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ELECTION OF DIRECTORS

CONTINUING DIRECTORS

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

DIRECTORS TO SERVE UNTIL THE 2016 ANNUAL MEETING OF STOCKHOLDERS

James M. DeCosmo	Age: 56

Director since 2007
Principal Occupation and Other Information
Mr. DeCosmo has served as our President and Chief Executive Officer since 2006. He served as Group Vice President of Temple-Inland Inc. from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland Inc., he held various land management positions throughout the southeastern United States. Mr. DeCosmo also serves on the Policy Advisory Board of the Harvard Housing Institute.
As our CEO, Mr. DeCosmo has demonstrated dedicated and effective leadership of our operations and business strategy.

Kenneth M. Jastrow, II	Age: 67

Director since 2007
Principal Occupation and Other Information
Mr. Jastrow became Non-Executive Chairman of our Board upon the completion of our spin-off from Temple-Inland Inc.in 2007. Mr. Jastrow served as Chairman of the Board and Chief Executive Officer of Temple-Inland. Mr. Jastrow also serves on the boards of MGIC Investment Corporation, KB Home and Genesis Energy, LLC, the general partner of Genesis Energy, L.P., a publicly-traded master limited partnership.

Mr. Jastrow has extensive public company management and board leadership experience, and significant real estate experience. He also has experience in the paper and packaging, building products and financial services industries, providing critical perspective in businesses that impact the real estate industry, and he has a substantial presence in Texas, a key market for us.

James A. Johnson	Age: 71

Director since 2007
Principal Occupation and Other Information
Mr. Johnson is Chairman of Johnson Capital Partners, a position he has held since 2000. Mr. Johnson served as Vice Chairman of Perseus LLC from 2001 through June 2012, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the boards of Target Corporation and Goldman Sachs Group, Inc.
Mr. Johnson is a recognized expert in housing and housing markets, has significant experience with the financial services industry, and has extensive board leadership experience.

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ELECTION OF DIRECTORS

Richard M. Smith	Age: 69

Director since 2007
Principal Occupation and Other Information
Mr. Smith is the President of Pinkerton Foundation, a New York-based private foundation serving the needs of at-risk youth. He is the former Chairman of Newsweek, a position he held from 1998 to 2010. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and was the founding Chairman of the MPA's New Media Committee. Mr. Smith previously served on the MPA's board and on the board of the American Society of Magazine editors. He also serves on the board of Merryck & Co., a privately-held CEO mentoring firm. Mr. Smith served on the board of Temple-Inland Inc. until its February 2012 merger with International Paper Company.
Mr. Smith has substantial knowledge of and insights into current trends and events, including their potential impacts on our businesses and customers, and has extensive leadership experience.

DIRECTORS TO SERVE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS(1)

Kathleen Brown	Age: 69

Director since 2007
Principal Occupation and Other Information
Ms. Brown is a partner at Manatt, Phelps & Phillips, LLP, a 400-attorney law firm. She was with Goldman, Sachs & Co. serving in a variety of capacities including Chairman of Investment Banking for the Midwest Region from 2011 through 2013, Head of the Western Region of the Public Sector and Infrastructure Group from 2005 to 2010, and as a Managing Director in Private Wealth Management from 2001 to 2005. Ms. Brown served as Treasurer of the State of California from 1991 through 1994 and was the Democratic Nominee for Governor of California in 1994. She practiced law with O'Melveny & Myers and was President of the Private Bank at Bank of America. She served on the Los Angeles Board of Education and as a Commissioner of Public Works in the City of Los Angeles. Ms. Brown is a member of the Council on Foreign Relations and serves on the Boards of the National Parks Foundation, the Stanford Center on Longevity and California Foundation on the Environment and the Economy. She has previously served on numerous not-for-profit boards including the Children's Hospital Los Angeles, the California Endowment and Los Angeles Chamber of Commerce. Ms. Brown also serves on the board of Sempra Energy, an energy services holding company.
Ms. Brown has years of experience in lending and credit, key drivers of housing demand. She also has government and industry relationships relevant to our markets and business activities.

(1)
Under our corporate governance guidelines, Mr. Dougherty is scheduled to retire no later than the 2016 annual meeting of stockholders, and he has tendered his resignation to be effective consistent with these guidelines.
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ELECTION OF DIRECTORS

Michael E. Dougherty	Age: 74

Director since 2008
Principal Occupation and Other Information
Mr. Dougherty is founder and Chairman of Dougherty Financial Group LLC, a collection of seven financial service companies in fourteen states. Dougherty Financial Group was formed in 1977. Mr. Dougherty serves on the Board of Trustees of Mayo Clinic and is Chair of the Board of Trustees at the University of St. Thomas. Formerly, he was Chair of the Board of the Public Securities Association in 1991 and 1992, Chair of the Board of governors of the University of Minnesota Health System, and Co-Chair of the Board of Fairview-University Hospitals of Minnesota.
Mr. Dougherty has over 35 years experience in finance, asset management, commercial lending and securities, including experience starting and running new companies.

William C. Powers, Jr.	Age: 68

Director since 2007
Principal Occupation and Other Information
Mr. Powers has been President of The University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at The University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the "Powers Report." Mr. Powers also serves on the board of Rita's Water Ice, a privately held company.
Mr. Powers has extensive legal and management expertise, including special expertise in the evaluation and management of risk.

HOW NOMINEES ARE SELECTED

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director's qualifications, a suitable candidate will be invited to meet with our Non- executive Chairman and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of

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ELECTION OF DIRECTORS

business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Our bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

DIRECTOR NOMINATION AGREEMENT

On February 9, 2015, we entered into a Director Nomination Agreement with SpringOwl Associates LLC ("SOA") and Cove Street Capital, LLC ("Cove Street" and, collectively with SOA, the "Investors"). Pursuant to the nomination agreement, Mr. Silvers was appointed to our Board as a director of the class of directors whose terms expire in 2015 and Mr. Weinstein was appointed as a director of the class of directors whose terms expire in 2017. Our Board agreed to accept the resignation of Mr. Thomason contemporaneous with the appointment of Messrs. Silvers and Weinstein and to accept, prior to or upon the 2016 annual meeting of stockholders, the retirement of Mr. Dougherty from the Board in compliance with the retirement age requirements in the our corporate governance guidelines. The nomination agreement provides that upon Mr. Dougherty's retirement, the size of our Board will be decreased to eleven directors.

In addition, our Board agreed to (i) include Mr. Silvers (as a director of the class of directors whose terms expire in 2018), (ii) include Mr. Weinstein (as a director of the class of directors whose terms expire in 2017) in its slate of directors to be elected to the Board at our 2015 annual meeting of stockholders and (iii) solicit proxies on behalf of the election of Mr. Silvers and Mr. Weinstein to the Board.

Under the terms of the nomination agreement, until the earliest of (i) February 1, 2016, (ii) 25 days before the nomination deadline for the 2016 annual meeting of our stockholders and (iii) ten business days after such date, if any, that either Investor provides written notice to us that we materially breached any of our commitments under the nomination agreement where we have not cured such breach within fifteen business days after such written notice (the "Standstill Period"), the Investors agreed not to, among other things, solicit proxies regarding any matter to come before any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, including for the election of directors, or enter into a voting agreement or any group with other stockholders. In addition, among other standstill provisions, the Investors agreed that, during the Standstill Period, the Investors will not propose any tender or exchange offer and will not propose certain extraordinary transactions without prior approval of our Board.

During the Standstill Period, the Investors also agreed to vote their shares in favor of our nominees of existing directors for election to the Board and certain identified matters expected to be presented to our stockholders at the 2015 annual meeting of stockholders. In addition, during the Standstill Period, we and the Investors each agreed not to make or cause to be made any public statements that disparage the other party or its affiliates. The nomination agreement will terminate upon the expiration of the Standstill Period.

Pursuant to the nomination agreement, Mr. Silvers was appointed as a member of the Executive Committee, the Audit Committee and the Nominating and Governance Committee and Mr. Weinstein was appointed as a member of the Executive Committee, the Audit Committee and the Management Development and Executive Compensation Committee.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTION POLICY

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre- approved:

•
compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement,

•
business expense reimbursements,

•
transactions with an entity in which the related party owns less than 10% of the other entity,

•
transactions with an entity in which the related party is a director only,

•
transactions with an entity in which the related party is not an executive officer or a partner, and

•
indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director's independence under the NYSE listing standards.

During the year ended December 31, 2014, there were no transactions that were required to be reported in this section of the Proxy Statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

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BOARD MATTERS

BOARD LEADERSHIP STRUCTURE

Mr. Jastrow, an independent director who is not an officer or employee of the company, serves as our non-executive chairman. He has significant experience serving as a public company chairman and CEO, and he also serves or has served on several other public company boards.

We believe it is the chief executive officer's responsibility to run the company and the chairman's responsibility to run the Board. We also believe that at this time it is beneficial for us to have a separate chairman whose sole job is leading the Board. This structure enables Mr. DeCosmo, our chief executive officer, to focus his entire energy on running the company while affording us the benefits of Mr. Jastrow's significant board leadership experience.

Our corporate governance guidelines state that our Board believes that separation of the offices of chairman and chief executive officer is in the best interests of the company and its stockholders at this time. However, should circumstances change in the future, the Board is free to choose its chairman in any way it determines is in the best interests of the company and its stockholders in accordance with our bylaws, including determining whether our chief executive officer should also serve as chairman.

Our Board performs a number of its functions through committees. All committee members including the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under NYSE listing standards. Each committee's charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Committees" section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

RISK OVERSIGHT

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our chief executive officer or chief administrative officer report on significant risks to the Board at least annually, and at additional times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan annually and periodically throughout the year as part of the Board's consideration of our strategic direction.

All of our Board members except Mr. DeCosmo are classified as independent under NYSE listing standards. A number of our Board members have served as members of senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the non-executive chairman, benefits our company and our stockholders.

Each of the Board's Committees also oversees the management of risks that fall within the Committee's areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Audit Committee receives reports at least annually from management regarding the company's process for assessment of risks. In addition, our Vice President of Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Audit Committee reports regularly to the full Board.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board composition and leadership structure support this approach.

AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of:

•
the integrity of our financial statements;
16 2015 PROXY STATEMENT

BOARD MATTERS

•
compliance with legal and regulatory requirements;

•
the independent registered public accounting firm's qualifications and independence; and

•
the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2014, the members of the Audit Committee were Mr. Rubright (Chairman), Mr. Currie, Mr. Matthews, Mr. Powers, and Mr. Thomason. The Audit Committee met eight times in 2014. In February 2015, Mr. Thomason resigned from our Board. Mr. Silvers and Mr. Weinstein were appointed to the Audit Committee in February 2015. Our Board of Directors has determined, in its business judgment, that each of Mr. Silvers and Mr. Weinstein is financially literate and independent as such terms are defined in the NYSE corporate governance standards.

MANAGEMENT DEVELOPMENT AND EXECUTIVE COMPENSATION COMMITTEE

The Compensation Committee is responsible for:

•
determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO's compensation;

•
determining and approving the compensation of the other executive officers;

•
establishing the compensation philosophies, goals, and objectives for executive officers;

•
advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•
establishing compensation plans for non-executive employees and approving annual bonus pools;

•
advising the Board with respect to employee benefit programs;

•
advising the Board with respect to equity and long-term incentive plans;

•
conducting an annual review of executive officers' expense reports;

•
conducting an annual review of executive officers' personal usage of company-owned facilities and equipment;

•
preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

•
overseeing the company's compliance with SEC rules regarding shareholder approvals of certain executive compensation matters and equity compensation plans.

The Non-executive Chairman, the Chief Executive Officer or the Chief Administrative Officer recommends executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged a compensation consultant, Semler Brossy Consulting Group, LLC, to provide advice about proposed compensation programs and amounts and to provide market data regarding executive compensation. The compensation consultant provides specific data to the Compensation Committee on an annual basis and at other times upon request. The Compensation Committee invites a representative of the compensation consultant to attend meetings of the committee from time to time, and also may meet with the representative in executive session periodically. The Compensation Committee will engage a compensation advisor only after taking into consideration all factors relevant to the compensation advisor's independence from management. See "Executive Compensation—Oversight of Executive Compensation—Compensation Consultant" on page 33 for further discussion of the Compensation Committee's assessment.

Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

During 2014, the members of the Compensation Committee were Mr. Johnson (Chairman), Mr. Currie, Mr. Dougherty, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in 2014. In February 2015,

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BOARD MATTERS

Mr. Weinstein was appointed to the Compensation Committee. Our Board of Directors has determined, in its business judgment, that Mr. Weinstein is independent as defined in the NYSE corporate governance standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under "Certain Relationships and Related Party Transactions."

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is responsible for:

•
periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•
recommending nominees to serve on the Board of Directors;

•
reviewing potential conflicts of prospective Board members;

•
recommending the size of the Board;

•
recommending the membership of the Board committees;

•
reviewing corporate governance issues;

•
reviewing performance and qualifications of Board members before they stand for reelection;

•
reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•
reviewing outside directorships in other publicly-held companies by our senior officers;

•
acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

•
recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

During 2014, the members of the Nominating and Governance Committee were Mr. Smith (Chairman), Ms. Brown, Mr. Matthews, Mr. Powers, and Mr. Thomason, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in 2014. In February 2015, Mr. Thomason resigned from our Board of Directors. Mr. Silvers was appointed to the Nominating and Governance Committee in February 2015. Our Board of Directors has determined, in its business judgment, that Mr. Silvers is independent as defined in the NYSE corporate governance standards.

EXECUTIVE COMMITTEE

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•
matters related to the composition of the Board,

•
changes in our bylaws, and

•
certain other significant corporate matters.

The members of the Executive Committee are the non-executive Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright, Mr. Johnson, and Mr. Smith. The Executive Committee did not meet in 2014. In February 2015, Mr. Silvers and Mr. Weinstein were appointed to the Executive Committee.

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BOARD MATTERS

DIRECTOR INDEPENDENCE

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

All directors other than Mr. DeCosmo satisfy our director independence standards. Mr. DeCosmo does not meet these independence standards because he is an employee and officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•
The Board will review annually the relationships that each director has with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Only those directors who the Board affirmatively determines have no material relationship with the company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

•
To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee's charter or applicable law.

In making its independence determinations, the Board considered investment banking services provided by Goldman Sachs (Mr. Johnson is a director), sales of residential lots and impervious cover rights to KB Home (Mr. Jastrow is a director), payments received for crude oil sold by operators of wells in which we have an interest to Genesis Energy (Mr. Jastrow is a director), and legal services provided by Winstead P.C. (an immediate family member of Mr. Matthews is a shareholder). All of these transactions were made in the ordinary course of our business and in the ordinary course of business of the other companies, and on arm's-length terms. All of the above directors were deemed not to have a direct or indirect material interest in the respective transactions, and the Board determined that their independence was not impaired.

There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

BOARD MEETINGS

Our Board typically meets at least four times a year. Our Board met six times in 2014. Each director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only independent directors present. Executive sessions were held at four of the Board meetings in 2014. Our non-executive Chairman of the Board serves as presiding director to lead these executive sessions of the Board.

OTHER CORPORATE GOVERNANCE MATTERS

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent all Board members from attending. All Board members attended our 2014 annual meeting of stockholders.

Non-employee directors must retire no later than the annual stockholders meeting following their 75th birthday unless the remaining non-employee directors determine that it would be in the best interest of the company and its stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

On March 12, 2015, our Board of Directors terminated our shareholder rights plan by amending the plan to accelerate the plan termination date to March 13, 2015.

2015 PROXY STATEMENT 19

BOARD MATTERS

POLICIES ON BUSINESS CONDUCT AND ETHICS

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the non-executive Chairman with a copy to our General Counsel. The independent third party is The Network and such comments may be sent to:

The Network
333 Research Court
Norcross, GA 30092
Attention: Call Center—Forestar Group

Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to The Network at www.reportlineweb.com/Forestar.

20 2015 PROXY STATEMENT

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule is as follows:

DIRECTOR FEE SCHEDULE

Annual Retainer Fee	$60,000 (paid $15,000 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant—payment deferred until retirement	$85,000
Match for deferring fees in lieu of current cash payment—deferred until retirement	50%

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, vesting 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Mr. Jastrow's non-executive chair retainer is not eligible for a match under the fee deferral plan described below. Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

FEE DEFERRAL PLAN

Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, or RSUs, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The aggregate amount deferred into RSUs would equal 1.5 times the amount of cash fees deferred, except for the non-executive chair retainer which aggregate amount deferred into RSUs would equal one times the amount of cash fees deferred. The number of RSUs is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. RSUs are vested when granted. Dividend equivalents would be credited as additional RSUs if and when paid to stockholders. At retirement, a director will be paid, as determined by our Board of Directors at the time of grant, either cash equal to the number of RSUs credited to his or her account multiplied by the then current closing price of our common stock or a number of shares of our common stock equal to the number of RSUs credited to his or her account.

If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. The directors' fee deferral plan provides for accelerating payment in the event the director's service terminates due to a change in control.

ANNUAL RESTRICTED STOCK UNIT GRANT

On the date of the first regularly-scheduled Board meeting each year, each non-employee director receives a number of RSUs determined by dividing the dollar amount of the annual restricted stock unit grant by the closing price of our common stock on such date, rounded down to the nearest whole unit. The RSUs are vested when granted. The RSUs are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors.

STOCK OWNERSHIP GUIDELINES

Directors are required to hold Forestar stock or RSUs with an aggregate value of at least $180,000 by the end of three years from initial election. This stock ownership policy is contained in our corporate governance guidelines, which are available at

2015 PROXY STATEMENT 21

DIRECTOR COMPENSATION

www.forestargroup.com under the "Investor Relations—Corporate Governance—Governance Documents" section of our website. With the exception of Mr. Weinstein, who joined our Board in February 2015, all our directors have satisfied their stock ownership requirements based upon the $15.64 per share NYSE closing price of our common stock on March 13, 2015, the record date.

INSURANCE AND INDEMNIFICATION

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2014 DIRECTOR COMPENSATION

The following table presents 2014 director compensation in accordance with SEC rules. However, directors do not receive any payout of compensation deferred into RSUs until they retire. The value received at the time the director retires may be different than the amount reported below. All of our directors except Mr. Jastrow elected to defer their 2014 fees until retirement.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	TOTAL

(a)	(b)	(c)	(d)
Kathleen Brown	—	$174,959	$174,959
William G. Currie	—	$183,943	$183,943
Michael E. Dougherty	—	$179,454	$179,454
Kenneth M. Jastrow, II	$313,000	$84,998	$397,998
James A. Johnson	—	$184,716	$184,716
Charles W. Matthews	—	$183,943	$183,943
William Powers, Jr.	—	$183,943	$183,943
James A. Rubright	—	$208,712	$208,712
Richard M. Smith	—	$186,962	$186,962
Carl A. Thomason(3)	—	$183,943	$183,943

(1)
Includes the aggregate grant date fair value of awards granted in 2014 calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 17 to our audited consolidated financial statements in our 2014 Annual Report on Form 10-K.

(2)
The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) fees earned in 2014 but deferred until retirement. The deferred fees earn a match of 50% and are converted into restricted stock units. Under the terms of our director fee deferral program, fees are rounded down to the nearest whole restricted stock unit. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director's account in 2014, along with the director's projected retirement date:

NAME	BOARD RETAINER	COMMITTEE RETAINER FEES	BOARD AND COMMITTEE MEETING FEES	MATCH	ANNUAL RESTRICTED STOCK UNIT GRANT	TOTAL DEFERRED FEES/STOCK AWARDS VALUE ON GRANT DATE OF FEES DEFERRED UNTIL RETIREMENT	CONVERTED INTO RESTRICTED STOCK UNITS PAYABLE UPON RETIREMENT	NORMAL OR EXPECTED RETIREMENT DATE

Kathleen Brown	$60,000	—	—	$30,000	$85,000	$175,000	9,369	2021
William G. Currie	$60,000	—	$6,000	$33,000	$85,000	$184,000	9,889	2023
Michael E. Dougherty	$60,000	—	$3,000	$31,500	$85,000	$179,500	9,648	2016
Kenneth M. Jastrow, II	—	—	—	—	$85,000	$85,000	4,483	2022
James A. Johnson	$60,000	$5,000	$1,500	$33,250	$85,000	$184,750	9,915	2019
Charles W. Matthews	$60,000	—	$6,000	$33,000	$85,000	$184,000	9,889	2020
William C. Powers, Jr.	$60,000	—	$6,000	$33,000	$85,000	$184,000	9,889	2022
James A. Rubright	$60,000	$15,000	$7,500	$41,250	$85,000	$208,750	11,206	2022
Richard M. Smith	$60,000	$5,000	$3,000	$34,000	$85,000	$187,000	10,044	2021
Carl A. Thomason	$60,000	—	$6,000	$33,000	$85,000	$184,000	9,889	N/A

(3)
Mr. Thomason resigned from our Board of Directors in February 2015.
22 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OUR 2014 PERFORMANCE AND RELATED EXECUTIVE COMPENSATION ACTIONS

Our real estate segment delivered record earnings of $96.9 million in 2014. This performance was partially offset by 2014 oil and gas segment loss of ($22.7) million, principally due to 2014 non-cash impairment charges of $32.6 million associated with unproved leasehold interests and proved properties resulting from a significant decline in oil prices. As a result, our 2014 net income was approximately $16.6 million, or $0.38 per diluted share, compared with 2013 net income of approximately $29.3 million, or $0.80 per diluted share. Highlights for 2014 include:

•
Real estate. Record revenues and earnings were driven by a combination of: increased residential lots sales resulting in the highest annual gross profit per lot we have reported since 2006, sale of 22,000 acres of undeveloped land, $10.5 million gain from exchange of 10,000 acres of timber leases to ownership of 5,400 acres of undeveloped land, $7.6 million gain from acquisition of our partner's interest in an Austin multifamily venture, and $6.6 million gain arising out of receipt of $46.5 million bond proceeds from a special district at our Cibolo Canyons mixed-use development in San Antonio.

•
Oil and gas. Despite the adverse earnings impact from non-cash impairments as described above, working interest oil and liquids production increased nearly 53% compared with 2013, and proved reserves increased 20% to 10.1 million barrels of oil equivalent.

•
Other natural resources. Generated a $3.4 million gain related to termination of a timber lease in connection with sale of the remaining 2,700 acres from our Ironstob venture near Atlanta, and generated $1.1 million of revenue from a groundwater reservation agreement.

Aggregate compensation for continuing named executive officers (NEO) is down 8.8% compared with 2013, principally due to lower CEO bonus. Key 2014 compensation outcomes include:

•
Base salaries. Aggregate base salaries for our continuing NEOs increased 4.7% in 2014. The CEO received a 9.1% base salary increase in 2014, his first base salary adjustment since 2011 and only his second since our 2007 spin-off, reflecting his continued leadership as CEO and growth in real estate earnings. Mr. Dickson received a 7.1% increase as a result of continued performance improvements in our real estate segment, and Mr. Nines received a 3.5% increase because since assuming additional accounting and tax responsibilities in 2013 he has successfully embraced his expanded role and positively influenced the senior executive team.

•
Annual incentive. Aggregate annual incentives for our continuing NEOs decreased 29.7% in 2014, reflecting a decrease in earnings compared with 2013. The CEO's bonus was down 74.0% reflecting negative discretion exercised by the Compensation Committee due to share price and oil and gas segment performance. Decreases for other NEOs varied based upon segment affiliation and personal performance.

•
Long-Term Incentives (LTI). Continuing NEOs aggregate grant date LTI value decreased 3.5% compared with 2013. The CEO's 2014 LTI award value was the same as in 2013.

Our executive compensation programs are intended to motivate our senior management team to execute our primary strategic goals. The Compensation Committee believes our programs effectively achieve the objectives of aligning compensation with performance measures that are directly related to our strategic goals and creation of stockholder value without encouraging executives to take unnecessary or excessive risks. We believe these programs operated as intended in 2014, as evidenced by the significant reductions in annual incentives associated with decreased 2014 earnings.

At our 2014 annual meeting of stockholders, approximately 87% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. Our Board of Directors has determined that advisory votes on executive compensation will be held annually.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is that a significant part of our executives' compensation should relate to our performance, as measured by return on assets (ROA), segment operating income, and to a lesser degree, proved oil and gas reserve additions. We calculate ROA as earnings before interest and taxes (EBIT) divided by beginning of year book value of assets, except that we exclude consolidated venture assets and instead include the equity investment from these ventures. We do this because we want to treat assets from all ventures uniformly rather than treating some as consolidated and some as unconsolidated as required by generally accepted accounting principles.

2015 PROXY STATEMENT 23

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize value realization, performance and long-term stockholder value. We look to ROA and segment earnings to help measure value realization and performance. We also look to additions to proved oil and gas reserves because the additions are expected to lead to value realization in our oil and gas segment over time. We are guided by the following principles in determining the form and amount of executive compensation:

•
Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered annually based on ROA, segment earnings, proven reserve additions, and achievement of individual performance objectives. Also, stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock and restricted stock units generate value to executives as our performance and stock price improves.

•
Compensation should align executives' and stockholders' interests and reward long-term value creation. Our annual incentive bonuses are tied closely to ROA, segment earnings, and proven reserve additions because we believe there is a strong correlation between these components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives' interests with our stockholders' interests and encourages our executives to focus on long-term growth and performance.

•
Compensation should be competitive. Our total compensation, especially our base salaries, annual incentive compensation, and long-term incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

•
Retention. We believe an overall package of appropriate pay and benefits provides for a standard of living that helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and a 401(k) plan match. In addition, equity awards with vesting and forfeiture provisions encourage staying with the company. Also, we provide change in control agreements to help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the company or its stockholders.

TOTAL DIRECT COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Summary Compensation Table that appears on page 36 provides specific compensation information for our named executive officers as required by SEC regulations. However, the below total direct compensation table presents the named executive officers' 2014 compensation in a manner consistent with the Compensation Committee's view of compensation as used in its decision-making process by reflecting the equity component of the annual incentive and the long-term incentive awards in the year to which performance relates rather than in the year awarded.

24 2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following table is intended to provide insight into the compensation that our named executive officers were awarded for their 2014 performance. The table sets forth base salaries and cash and stock-based incentives awarded for 2012-2014.

			ANNUAL INCENTIVE		LONG-TERM INCENTIVE(2)
NAMED EXECUTIVE OFFICER & TITLE(1)	YEAR	BASE SALARY	PAID IN CASH	PAID IN RSUS(2)	MSUS	OPTIONS OR SARS	PSUS	TOTAL DIRECT COMPENSATION

James M. DeCosmo	2014	$600,000	$143,000	$—	$770,000	$330,000	$—	$1,843,000
President and CEO	2013	$550,000	$357,500	$192,500	$330,000	$—	$770,000	$2,200,000
	2012	$550,000	$357,500	$192,500	$550,000	$615,200	$—	$2,265,200

Bruce F. Dickson	2014	$375,000	$442,000	$—	$420,000	$180,000	$—	$1,417,000
Chief Real Estate Officer	2013	$350,000	$308,800	$166,200	$195,000	$—	$455,000	$1,475,000
	2012	$315,000	$271,050	$145,950	$300,000	$335,500	$—	$1,367,500

Phillip J. Weber	2014	$310,000	$241,000	$—	$385,000	$165,000	$—	$1,101,000
Executive Vice President—	2013	$310,000	$211,300	$113,700	$186,000	$—	$434,000	$1,255,000
Water Resources	2012	$310,000	$244,400	$131,600	$300,000	$335,500	$—	$1,321,500

Christopher L. Nines	2014	$300,000	$350,000	$—	$385,000	$165,000	$—	$1,200,000
Chief Financial Officer	2013	$290,000	$240,500	$129,500	$165,000	$—	$385,000	$1,210,000
	2012	$278,000	$208,000	$112,000	$250,000	$279,600	$—	$1,127,600

David M. Grimm	2014	$290,000	$245,000	$—	$350,000	$150,000	$—	$1,035,000
Chief Administrative Officer & General Counsel

(1)
Mr. Smith, former chief oil and gas officer, terminated employment on December 8, 2014 and is excluded from the table.

(2)
Long-term incentive grants were made following the performance year indicated, and are typically made after completion of the fiscal year. Amounts are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718.

Base salary adjustments reflect increases in responsibilities and implementation of new initiatives designed to create and realize incremental value. Annual incentive payments have varied substantially based on performance, reflecting substantial use in 2012 and 2013 of equity-based awards vesting ratably over three years.

In 2014, all of our long-term incentive awards are structured such that poor performance can lead to zero or highly reduced LTI value to our executives. The PSU performance goal will compare our average annual ROA with 15 peer real estate and oil and gas companies. Please see Security Ownership of Management beginning on page 6 for additional information regarding current ownership by our named executive officers.

The variability in our named executive officers' total direct compensation reflects our "pay for performance" philosophy and is heavily weighted toward equity.

The below table shows the mix of compensation elements for our CEO's total direct compensation:

	BY COMPONENT TYPE			BY PAYMENT TYPE
		ANNUAL INCENTIVE	LONG-TERM INCENTIVE
	BASE			CASH	EQUITY

2014	33%	8%	59%	40%	60%
2013	25%	25%	50%	41%	59%
2012	24%	24%	52%	40%	60%

3-year average	27%	20%	53%	41%	59%

Year to year, the exact allocation may vary, but the overall mix is strongly weighted towards variable compensation in order to align pay and performance in accordance with our philosophy. The mix reflects that a portion of 2012 and 2013 annual incentive bonuses were paid in equity.

Please see page 30 for information regarding 2015 revisions to our executive compensation programs.

2015 PROXY STATEMENT 25

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF OUR COMPENSATION PROGRAM

The elements of our compensation program are as follows:

•
Salaries;

•
Annual incentive bonuses based on performance measurements;

•
Equity-based long-term incentive awards including stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units;

•
401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•
Health and welfare benefits; and

•
Change in control agreements.

Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee's judgment it is competitive within our segments of the real estate and oil and gas industries, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

ELEMENT	PERFORMANCE MEASURE	MEASUREMENT PERIOD

Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus:
Cash	ROA, segment earnings and reserve additions	1 year
Restricted stock units	ROA, segment earnings and reserve additions	1 year
Long-term incentives:
Market-leveraged stock units	Stock price	3 years
Stock options or stock appreciation rights	Stock price	10 years
Performance stock units	Selected company performance measures	3 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base salaries

Base salaries are determined based on the executive's responsibilities, performance, experience, and the Compensation Committee's judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys and publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

During 2014, our Compensation Committee adjusted the annual base salaries of three of our named executive officers as follows:

EXECUTIVE OFFICER	2013 BASE SALARY	INCREASE	% INCREASE	2014 BASE SALARY

Mr. DeCosmo	$550,000	$50,000	9.1%	$600,000
Mr. Dickson	$350,000	$25,000	7.1%	$375,000
Mr. Nines	$290,000	$10,000	3.5%	$300,000

The Compensation Committee increased Mr. DeCosmo's base salary in 2014 for the first time since 2011 in recognition of strong performance in our real estate segment and his personal growth and development as CEO. Mr. Dickson's base salary

26 2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

was increased in 2014 because he has become a key corporate leader and an integral part of our success. His leadership, standard of accountability and results have been instrumental in increasing real estate segment earnings and are positively influencing the entire company. The Compensation Committee increased Mr. Nines' base salary in 2014 because since assuming additional accounting and tax responsibilities in 2013, Mr. Nines has successfully embraced his expanded role and has positively influenced the senior executive team. Our Compensation Committee determined the salary adjustment amounts based on its discretion and recommendation of the CEO (except for the CEO's base salary adjustment, whose recommendation was made by a member of the Compensation Committee).

Annual incentive bonuses

Our Compensation Committee has selected a combination of ROA, segment earnings and, to a lesser extent, proved oil and gas reserve additions, as the primary performance measures for determining annual incentive bonuses for 2014. In 2014, our Compensation Committee decided that annual incentive bonuses will continue to be determined based on a combination of ROA and segment earnings, but value creation is no longer a distinct component of the annual incentive program as a result of increased emphasis on value realization. In addition, our Compensation Committee decided that a portion of the annual incentive bonus for the oil and gas segment will be determined based on net additions to proved developed producing oil and gas reserves. These three bonus components are evaluated independently by the Compensation Committee and are incremental in calculating the total bonus amount. Our Compensation Committee may also consider recommendations of the CEO and the degree to which the employee's actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, agreements, developments or sales.

The ROA component bonus would equal a percentage of EBIT based on our ROA for the year if ROA falls within a certain range of percentages determined by our Compensation Committee. If the ROA for the year were to fall within the range of percentages, then the ROA incentive bonus component would be a specified amount based on the actual percentage, and the ROA component bonus would be deemed earned as a result of achievement of ROA. For 2014, the range of ROA percentages was from 4% to 20%. If ROA were to fall outside the range of percentages, then the Compensation Committee would determine the ROA bonus amount in its discretion.

The segment earnings component bonus is based on a sliding scale for each segment (combining the real estate and other natural resources segments for this purpose), or on total segment earnings for business administrative executives, if segment earnings falls within a certain range of earnings amounts determined by our Compensation Committee. If segment earnings for the year were to fall within the established range of amounts, then the segment earnings incentive bonus would be a specified amount based on the actual segment earnings for the year. For 2014, the range for total segment earnings was from $37 million to $184 million, the range for real estate and other natural resources segment earnings combined was from $24 million to $121 million, and the range for oil and gas segment earnings was from $12 million to $62 million. If segment earnings were to fall outside the range of amounts, then the Compensation Committee would determine the segment earnings bonus amount in its discretion.

In addition, for 2014, our Compensation Committee determined that a portion of the annual incentive bonus for the oil and gas segment will be determined based on net additions to proved developed producing oil and gas reserves. This bonus amount will be based on a sliding scale if reserve additions fall within a certain range determined by our Compensation Committee. If reserve additions for the year were to fall within the established range of amounts, then this bonus amount would be a specified amount based on the actual reserve additions for the year. For 2014, the range for reserve additions was from 1.7 million barrels of oil equivalent (Mboe) to 8.5 Mboe. If the actual amount of reserve additions were to fall outside the range, then the Compensation Committee would determine the reserve additions bonus amount in its discretion.

2015 PROXY STATEMENT 27

COMPENSATION DISCUSSION AND ANALYSIS

Our 2014 ROA was approximately 4.8%, down from 6.4% in 2013, principally due to loss in the oil and gas segment attributable to 2014 non-cash impairment charges of $32.6 million associated with unproved leasehold interests and proved properties resulting from a significant decline in oil prices. The 2014 segment operating income contributions were as follows:

SEGMENT EARNINGS ($ IN THOUSANDS)

Real Estate (includes Other Natural Resources)	$102,405
Oil and Gas	(22,686)

Total Segment Earnings	$79,719

Additions to proved developed producing oil and gas reserves for 2014 were 1.6 Mboe, which was below the threshold required to contribute to the "reserve additions" component of the bonus pool.

The following table reflects cash incentive bonuses paid to our named executive officers for 2014:

	2014 BONUS PLAN
NAME	ROA	SEGMENT INCOME	RESERVE ADDITIONS	ADJUSTMENT	PLAN TOTAL	DISCRETIONARY BONUS	TOTAL BONUS

Mr. DeCosmo	$143,000	$203,000	$—	$(203,000)	$143,000	$—	$143,000
Mr. Dickson	$104,000	$461,000	$—	$(123,000)	$442,000	$—	$442,000
Mr. Weber	$74,000	$202,000	$—	$(35,000)	$241,000	$—	$241,000
Mr. Nines	$83,000	$117,000	$—	$—	$200,000	$150,000	$350,000
Mr. Grimm	$81,000	$114,000	$—	$—	$195,000	$50,000	$245,000

Additions to proved developed producing oil and gas reserves for 2014 were below threshold performance so did not provide any contribution to 2014 bonuses. The Compensation Committee exercised negative discretion to reduce the annual incentive bonuses of Mr. DeCosmo, Mr. Dickson and Mr. Weber from the amounts determined under the annual incentive program. Mr. DeCosmo's annual bonus was reduced by $203,000 from the program-determined amount due to under-performance of the oil and gas segment and company share price. Both Mr. Dickson and Mr. Weber's annual bonuses were reduced because a portion of real estate segment earnings were attributable to the sale of undeveloped land in 2014. Our Compensation Committee elected to include only 50% of the segment earnings attributed to such land sales in calculating real estate segment earnings in recognition that a portion of the earnings from these sales was attributable to lower basis in the lands. As a result, Mr. Dickson's annual bonus was reduced by $123,000 and Mr. Weber's annual bonus was reduced by $35,000.

In addition, the Compensation Committee used its own judgment, taking into account individual contributions and performance, to determine a special discretionary bonus for Mr. Nines and Mr. Grimm associated with our receipt of $46.5 million of proceeds and $6.6 million gain from the issuance of bonds by the Cibolo Canyons Special Improvement District. In making its judgment, the Compensation Committee considered the CEO's evaluation of Mr. Nines' and Mr. Grimm's individual performance. Mr. Nines' annual bonus was increased by $150,000 and Mr. Grimm's annual bonus was increased by $50,000.

Mr. Smith did not receive any annual incentive compensation for 2014 because his employment terminated on December 8, 2014.

For the 2014 annual incentive bonus, our Compensation Committee elected to pay the annual incentive bonuses entirely in cash. The Compensation Committee believes payment in all cash rather than a cash/equity mix is appropriate because the 2014 annual incentive program is based almost entirely on performance measured by objective financial metrics.

Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay "sign-on" bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive. No special or sign-on bonuses were awarded to NEOs in 2014.

Long-term incentive awards

Our 2007 Stock Incentive Plan, or SIP, gives us the ability to provide our eligible employees, including each of our named executive officers, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include

28 2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

stock options, stock appreciation rights, market-leveraged stock units, performance stock units, restricted stock, and restricted stock units. Our Compensation Committee grants annual equity-based long-term incentive awards and may grant equity-based awards as a portion of the annual incentive program. Our Compensation Committee anticipates making annual equity-based long-term incentive award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives. Our Compensation Committee may, in its discretion, grant equity-based awards during the year as a result of extraordinary performance or the assumption of new responsibilities or to establish additional incentives in light of significant company events or developments.

In making decisions regarding annual equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from the compensation consultant regarding market practices, recommendations of the CEO (except for the CEO's awards, whose recommendations are made by the non-executive Chairman), and the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines.

The equity-based awards have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights have an exercise price equal to the NYSE closing price per share on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten years. Options exercised are settled in common stock. Stock appreciation rights are settled in cash.
Market-Leveraged Stock Units:

Market-leveraged stock units ("MSUs") vest at the expiration of a performance period determined by the Compensation Committee, typically three years. Each MSU is based on one share of common stock. MSUs will be settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in no MSUs paid.

Performance Stock Units:

Performance stock units ("PSUs") vest at the expiration of a performance period determined by the Compensation Committee, typically three years. Each PSU is based on one share of common stock. PSUs will be settled in common stock or cash (as determined by the Compensation Committee) based on the achievement of company performance metrics determined by the Compensation Committee over the performance period.

Restricted Stock Units:

Restricted stock units awarded under our annual incentive bonus plan vest one-third per year and are settled in cash. Restricted stock unit awards have accelerated vesting upon retirement (for awards granted after 2012), disability, death, or if there is a change in control.

Forestar uses long-term incentive awards in order to provide strong alignment with stockholders and ensure that executives are rewarded for increasing stockholder value. Given the unique combination of our businesses and the long-term nature of many of our investments it is inherently difficult to set long-term financial performance goals. Accordingly, our Compensation Committee has determined that PSUs and MSUs are an appropriate performance-based vehicle for a significant portion of long-term incentive value. Long-term incentive value awarded each year considers both company and individual performance with additional consideration for total outstanding equity opportunity for each executive and annual stockholder dilution.

Long-term incentives for 2014 were 100% performance-based, consisting of 70% PSUs and 30% MSUs (by grant date fair value), each using a three-year performance period. The PSU performance goal will compare our average annual ROA with 15 peer real estate and oil and gas companies. If our relative ROA during the performance period is at or above median of

2015 PROXY STATEMENT 29

COMPENSATION DISCUSSION AND ANALYSIS

the peer group then PSUs will pay out at between 1.0x and 2.0x shares of our common stock for each PSU awarded. If our relative ROA performance during the performance period is below median of the peer group then PSU payout will be zero. There was no change to the MSU performance conditions or payment formula as described above. Our 2014 executive officer long-term incentives did not include options SARs or RSUs.

2015 ANNUAL INCENTIVE PROGRAM REVISIONS

For 2015, our Compensation Committee has determined that annual incentive bonuses will continue to be based on a combination of ROA and segment earnings similar to 2014, except that oil and gas segment cash flow will be used rather than reserve additions. The oil and gas segment cash flow component bonus will be based on a sliding scale ranging from $33 to $45 million, calculated based on revenues less operating and production cost but excluding the effect of capital expenditures.

STOCK OWNERSHIP GUIDELINES

To further align our executives' financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

POSITION	MULTIPLE OF SALARY

Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members count toward the ownership guidelines, as do restricted stock and restricted stock units. MSUs and PSUs also count based on the number of units originally awarded without regard to adjustment that may be made at the end of the performance period. Stock options are not counted until they are exercised, and SARs are not counted.

The named executive officers have five years following their initial election to meet the stock ownership guidelines. The executive must hold all stock until the stock ownership guidelines have been satisfied. All of our named executive officers have satisfied their stock ownership requirements.

MANDATORY HOLDING PERIODS FOR STOCK ACQUIRED THROUGH EXERCISE OF OPTIONS

Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our stock ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

INSIDER TRADING POLICY

Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities "short", and may not pledge or hold our securities in margin accounts.

OTHER COMPENSATION AND BENEFITS

Qualified retirement benefits

We offer a tax-qualified defined contribution retirement plan to our employees in which our named executive officers are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee's contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee's

30 2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited by IRS rules. The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee's compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Supplemental Executive Retirement Plan (SERP)

The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive's compensation in excess of this limit (earnings of $260,000 in 2014) plus a return based on Applicable Federal Rate as published by the Internal Revenue Service. The retirement contribution is vested after two years of employment. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited.

Health and welfare benefits

We offer the same health and welfare benefits to all full-time employees, including our named executive officers. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Employment agreements

Except for Mr. DeCosmo, none of our named executive officers has an employment agreement. For a description of Mr. DeCosmo's employment agreement, see the narrative disclosure following the Summary Compensation Table. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally such an agreement does not cover more than the first year's pay and bonus.

Change in control agreements

All of the named executive officers and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we would not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Perquisites

We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 36 for a description of 2014 perquisites.

Severance benefits

Other than as described above, we do not have a plan or policy to provide severance benefits to executives whose employment terminates. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

In connection with the departure of Mr. Smith, we entered into a Separation Agreement and Release of All Claims with Mr. Smith. Under the separation agreement, we agreed to pay Mr. Smith $1 million on January 23, 2015 and approximately $1 million on January 30, 2016 (both payments subject to applicable tax withholdings and Mr. Smith's compliance with the

2015 PROXY STATEMENT 31

COMPENSATION DISCUSSION AND ANALYSIS

terms of the separation agreement). Mr. Smith agreed to: (a) release all rights, title and interest in all outstanding and unexercised equity awards previously granted to him, (b) release all claims against us (and our officers, directors and affiliates), and (c) provide consulting services at our request (not to exceed ten hours per week) until June 8, 2015 to facilitate the transition of his duties and responsibilities and our continued operations.

CLAWBACK POLICY

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

OVERSIGHT OF EXECUTIVE COMPENSATION

Compensation Committee

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our CEO and our Chief Administrative Officer work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. Our non-executive Chairman of the Board also participates in executive compensation discussions and recommends compensation for the CEO. Our CEO consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•
establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pool for the company. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or adjusts the individual amounts;

•
approves all equity-based award recipients and the amount of each award;

•
delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•
delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers and our Vice President—Human Resources, oversees 401(k) plan fund choices. This investment committee reports annually to the Compensation Committee.

Competitive pay analysis and peer groups

We employ several methods to evaluate our executive compensation practices relative to those in other companies. The Compensation Committee's compensation consultant conducts an analysis of the named executive officers to assist the Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our public company corporate peer group includes a range of companies with operations in either real estate development or oil and gas exploration and production. In determining our corporate peer group, we consider various metrics including revenues and market capitalization, targeting companies within a range of 0.33x to 3.0x of both metrics. Our peer group

32 2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

represents a mix of real estate and oil and gas exploration companies. We have selected the following companies for inclusion in our corporate peer group for purposes of evaluating public company executive compensation:

AV Homes, Inc.	Penn Virginia Corp.
Alexander & Baldwin, Inc.	Petroquest Energy Inc.
Approach Resources, Inc.	Post Properties, Inc.
Cousins Properties Incorporated	Potlatch Corporation
Contango Oil and Gas Co.	PS Business Parks, Inc.
Goodrich Petroleum Corp.	Resolute Energy Corp.
Magnum Hunter Resources Corp.	The St. Joe Company
Matador Resources Co.

We did not change our peer group during 2014 except to eliminate BRE Properties, Inc. due to its merger with a larger company.

We have a unique combination of businesses and assets as compared with other publicly-traded companies so our Compensation Committee recognizes the limitations inherent within public company peer comparisons and utilizes its own judgment in making compensation decisions.

Compensation consultant

Our Compensation Committee engages a compensation consultant to, among other things, provide annual market and other specific information on executive pay. The compensation consultant also attends our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as the compensation consultant to provide advice about proposed executive compensation programs and amounts and to provide market data regarding executive compensation.

Our Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent advisor to the Compensation Committee.

We retained Padgett, Stratmann & Co., LLP (PS & Co.) to prepare the change in control calculations for disclosure in this Proxy Statement. PS & Co. did not have any role in determining or recommending the amount or form of executive or director compensation.

No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2014.

Tally sheets

Our Compensation Committee reviews tally sheets for each of the named executive officers for compensation each year. These tally sheets list the executive's salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

Evaluation of CEO's performance

Each member of our Board (excluding the CEO) completes an evaluation of the CEO each year, which is compiled and provided to the Compensation Committee. The Compensation Committee reports the results of that review to the full Board (excluding the CEO) in executive session. Factors evaluated include ROA, total segment earnings, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations. Our independent directors determine CEO pay with recommendations from the Compensation Committee and assistance from its compensation consultant.

2015 PROXY STATEMENT 33

COMPENSATION DISCUSSION AND ANALYSIS

Compensation oversight governance practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved.
Board and Compensation Committee:

Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, and employment and change in control agreements. The full Board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.

Management:

Management approves health and welfare programs for all employees, determines individual employee bonuses for all plan participants, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

Equity award governance practices

Our general practice is to make annual equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves the dollar value of equity awards, which are ratified by the full Board and valued based on the closing price of our common stock on the NYSE on the grant date or, in the case of MSUs, the average closing price for the 40 trading day period ending on the grant date.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not "back date," "spring load" or reprice options or other stock-based awards.

Stockholder Advisory Approval of Executive Compensation

Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2014 annual meeting of our stockholders, approximately 87% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders' support of our approach to executive compensation. Therefore the Compensation Committee did not materially change its approach to executive compensation in 2014. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation. Further, we welcome direct stockholder feedback on our programs.

ACCOUNTING AND TAX TREATMENT OF COMPENSATION

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the company and our stockholders regardless of the accounting and tax treatment.

34 2015 PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (excluding Mr. Weinstein, who joined the Compensation Committee in February 2015 and did not participate in the 2014 compensation review, discussions and recommendations described herein) has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2014 and in this Proxy Statement.

James A. Johnson, Chairman William G. Currie Michael E. Dougherty James A. Rubright
2015 PROXY STATEMENT 35

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our CEO, CFO and three other executive officers (other than the CEO and CFO) who for 2014 had the highest compensation, along with one additional individual who would have been one of the three most highly compensated executive officers (other than the CEO and CFO) but for the fact he was not an executive officer at year-end 2014. We refer to these persons as our named executive officers. The information in the following table is presented in accordance with SEC requirements. For a summary of Total Direct Compensation as viewed by our Compensation Committee, please see page 24.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS(1) ($)	STOCK AWARDS(1) ($)	OPTION AWARDS(1) ($)	NON-EQUITY INCENTIVE PLAN(1) ($)	ALL OTHER COMPENSATION(2) ($)	TOTAL ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James M. DeCosmo	2014	$591,667	$—	$1,292,484	$—	$143,000	$48,011	$2,075,162
President and CEO	2013	$550,000	$122,850	$742,503	$615,166	$234,650	$45,113	$2,310,282
	2012	$550,000	$193,320	$939,959	$550,193	$164,680	$35,107	$2,433,259

Bruce F. Dickson	2014	$370,833	$—	$816,234	$—	$442,000	$36,000	$1,665,067
Chief Real Estate Officer	2013	$344,167	$134,550	$445,924	$335,549	$174,200	$38,232	$1,472,622
	2012	$312,500	$139,724	$544,972	$325,111	$131,276	$29,045	$1,482,628

Phillip J. Weber	2014	$310,000	$—	$733,737	$—	$241,000	$31,157	$1,315,894
Executive Vice President—Water Resources	2013	$310,000	$36,400	$431,581	$335,549	$174,850	$32,092	$1,320,472
	2012	$310,000	$114,832	$454,973	$275,092	$129,138	$25,985	$1,310,020

Christopher L. Nines	2014	$298,333	$150,000	$679,508	$—	$200,000	$31,352	$1,359,193
Chief Financial Officer	2013	$285,000	$122,200	$361,988	$279,617	$118,300	$29,507	$1,196,612
	2012	$278,000	$124,800	$369,985	$225,082	$83,200	$23,896	$1,104,963

David M. Grimm	2014	$290,000	$50,000	$604,993	$—	$195,000	$29,833	$1,169,826
Chief Administrative Officer & General Counsel

Flavious J. Smith, Jr.	2014	$352,404	$—	$825,983	$—	$—	$90,877	$1,269,264
Former Chief Oil and Gas Officer(3)	2013	$375,000	$78,650	$500,839	$391,471	$155,350	$102,535	$1,603,845
	2012	$333,333	$148,121	$1,454,958	$390,131	$131,879	$73,911	$2,532,333

(1)
Includes long-term incentive awarded in the year indicated and the equity portion of annual incentive awarded in the year indicated for performance associated with the prior year. See page 28 of the Proxy Statement for a table showing the aggregate 2014 annual incentive bonuses paid and the allocation of such aggregate amounts among the ROA, segment earnings and reserve additions components. For 2012 and 2013, for purposes of determining the amounts to be reported for bonus and non-equity incentive plan compensation in the Summary Compensation Table, we allocated the aggregate cash annual incentive compensation among the annual incentive bonus components pro rata based on the aggregate compensation earned under each component. For 2014, the amounts paid for the annual incentive program are reported as non-equity incentive plan compensation in the Summary Compensation Table except for the discretionary bonuses paid to Mr. Nines and Mr. Grimm related to our receipt of $46.5 million of proceeds from the issuance of bonds by the Cibolo Canyons Special Improvement District, which bonuses are reported under the "Bonus" column. All of the 2014 annual incentive compensation is included in the above Summary Compensation Table because such compensation was paid entirely in cash.

(2)
All other compensation for 2014 includes a $9,100 tax-qualified retirement contribution, an $11,700 401(k) company match, a $495 umbrella liability insurance policy, and the following:

	SERP	ADDITIONAL LIFE INSURANCE	HOUSING

Mr. DeCosmo	$24,121	$2,595	$—
Mr. Dickson	$12,164	$2,541	$—
Mr. Weber	$9,144	$718	$—
Mr. Nines	$9,759	$298	$—
Mr. Grimm	$7,875	$662	$—
Mr. Smith	$11,424	$860	$57,298

  Mr. Smith, our former chief oil and gas officer, officed in Fort Worth, Texas, but split his time between our Fort Worth and Denver offices. In lieu of paying hotel expenses for Mr. Smith's business trips to Colorado, we leased an apartment for use by Mr. Smith and his spouse in Denver at a monthly rent of $4,000. The table above includes 2014 housing perquisites for Mr. Smith consisting of 12 months' rent, and $9,298 for utilities and cleaning expenses.

(3)
Mr. Smith's employment terminated on December 8, 2014.
36 2015 PROXY STATEMENT

2014 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2014 grants of stock-based compensation awards and non-equity incentive awards made to the named executive officers:

									ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)
			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
											BASE PRICE OF OPTION AWARDS ($/SH)
	EQUITY AWARD GRANT DATE											VALUE OF STOCK AND OPTION AWARDS(5)
NAME		TYPE OF AWARD	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mr. DeCosmo		Annual Bonus	$192,000	$143,000	$1,913,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	10,152	—	—	$192,482
	2/11/14	MSUs(2)	—	—	—	8,096	16,191	24,287	—	—	—	$329,998
	2/11/14	PSUs(4)	—	—	—	40,612	40,612	81,224	—	—	—	$770,004

Mr. Dickson		Annual Bonus	$133,000	$442,000	$1,335,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	8,768	—	—	$166,241
	2/11/14	MSUs(2)	—	—	—	4,784	9,567	14,351	—	—	—	$194,991
	2/11/14	PSUs(4)	—	—	—	23,998	23,998	47,996	—	—	—	$455,002

Mr. Weber		Annual Bonus	$110,000	$241,000	$1,103,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	5,999	—	—	$113,741
	2/11/14	MSUs(2)	—	—	—	4,563	9,126	13,689	—	—	—	$186,002
	2/11/14	PSUs(4)	—	—	—	22,890	22,890	45,780	—	—	—	$433,994

Mr. Nines		Annual Bonus	$109,000	$200,000	$1,091,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	6,830	—	—	$129,497
	2/11/14	MSUs(2)	—	—	—	4,048	8,096	12,144	—	—	—	$165,009
	2/11/14	PSUs(4)	—	—	—	20,306	20,306	40,612	—	—	—	$385,002

Mr. Grimm		Annual Bonus	$106,000	$195,000	$1,055,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	5,537	—	—	$104,982
	2/11/14	MSUs(2)	—	—	—	3,680	7,360	11,040	—	—	—	$150,009
	2/11/14	PSUs(4)	—	—	—	18,460	18,460	36,920	—	—	—	$350,002

Mr. Smith		Annual Bonus	$128,000	—	$1,275,000	—	—	—	—	—	—	—
	2/11/14	RSUs(3)	—	—	—	—	—	—	6,645	—	—	$125,989
	2/11/14	MSUs(2)	—	—	—	5,152	10,303	15,455	—	—	—	$209,992
	2/11/14	PSUs(4)	—	—	—	25,844	25,844	51,688	—	—	—	$490,002

(1)
The amounts shown in column (d) reflect the minimum threshold payment under our 2014 annual incentive program for each NEO as approved by our Compensation Committee in February 2014 based on our achievement of a 4% ROA, achievement of the lowest amount in the range of segment earnings amounts ($24 million for real estate, $12 million for oil and gas, and $37 million for total segment earnings), and achievement of the lowest amount in the range of reserve additions (0.85 Mboe). The amounts shown in column (f) reflect the maximum threshold possible payment under our 2014 annual incentive program for each NEO as approved by our Compensation Committee based on our achievement of a 20% ROA, achievement of the highest amount in the range of segment earnings amounts ($121 million for real estate, $62 million for oil and gas, and $234 million for total segment earnings) and achievement of the highest amount in the range of reserve additions (8.50 Mboe). The amounts shown in column (e) reflect the 2014 annual incentive bonus actually paid. Our Compensation Committee exercised negative discretion to reduce the annual incentive bonuses of certain named executive officers. See further discussion of these reductions under "Compensation Discussion and Analysis—Elements of our compensation program—Annual incentive bonuses." Mr. Smith did not receive an annual bonus for 2014 because his employment terminated on December 8, 2014.

(2)
The amount in column (h) represents the number of shares of our common stock underlying the MSUs on the date of grant. The MSUs vest on the third anniversary of the date of grant and will be settled in common stock using a conversion formula under which the number of shares paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the vesting period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of shares paid, which amount is set forth in column (i), a 50% reduction in stock price results in a 0.5 multiple of shares paid, which amount is set forth in column (g), and more than 50% reduction in stock price results in no shares paid.

(3)
These restricted stock unit awards represent the equity portion of the 2013 annual incentive bonuses, which were based on 2013 performance. Because the determination of the amounts of the bonuses and the grants occurred in 2014, these awards are being included in the 2014 Grants of Plan-Based Awards Table as 2014 grants. These awards vest one-third on each of February 11, 2015, 2016 and 2017. The restricted stock unit awards will be paid in cash based on the closing price on the vesting date.
2015 PROXY STATEMENT 37

2014 GRANTS OF PLAN-BASED AWARDS

(4)
Performance stock units ("PSUs") vest three years from the date of grant. The amount shown in column (h) represents the number of shares of our common stock underlying the PSUs on the date of grant. The PSUs will be settled in common stock using a performance formula based on ROA performance during the three-year performance period. Under the performance formula, if our average annual ROA over the three-year performance period is in (a) the top 50% as compared to an 18-company peer group, then the PSUs pay out from 1.0 to 2.0 multiple of shares, the maximum of which amount is shown in column (i) and the threshold of which is shown in column (g), and (b) the bottom 50% as compared to an 18-company peer group, then the PSUs pay out no shares.

(5)
The amounts in column (m) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts in this column (m) are included in Note 17 to our audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLES

Compensation Elements in Proportion to Total Compensation

In 2014, our Compensation Committee continued a heavy emphasis on performance by paying a substantial portion of named executive officer compensation in equity, as follows:

COMPENSATION ELEMENT		% OF TOTAL

Base salary		25%
Performance-based
Annual cash incentive	16%
Equity(1)	56%

Total performance-based		72%
Other Compensation		3%

Total		100%

(1)
Represents 2014 long-term incentive awards.

Please see the "Compensation Discussion and Analysis" section beginning on page 23 of this Proxy Statement for a description of our overall compensation philosophy and objectives.

Employment Agreement

Except for Mr. DeCosmo, we have not entered into employment agreements with any of our named executive officers.

Prior to our 2007 spin-off, we executed an employment agreement with Mr. DeCosmo that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement became effective or any increase subsequently granted. He is eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement) within two years following a change in control (defined in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement), Mr. DeCosmo generally would be entitled to substantially similar benefits (including excise tax gross-up protection) as described under the change in control agreements in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years.

38 2015 PROXY STATEMENT

2014 GRANTS OF PLAN-BASED AWARDS

A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by Mr. DeCosmo for good reason. Cause includes, subject to various cure periods:

•
material breach by Mr. DeCosmo;

•
conviction of a felony or a plea of guilty or nolo contender to a felony;

•
abuse of alcohol or controlled substances that has a detrimental effect on Mr. DeCosmo's performance of his duties; or

•
willful engaging by Mr. DeCosmo in conduct that is demonstrably and materially injurious to us.

Good reason includes:

•
failure to be re-elected to the Board or re-appointed as either a member of the Board or chief executive officer;

•
assignment to Mr. DeCosmo of any duties substantially inconsistent with his status as a senior executive;

•
material adverse alteration in the nature or status of Mr. DeCosmo's responsibilities;

•
material reduction in his base salary; or

•
relocation of principal place of employment more than 50 miles.

Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

2015 PROXY STATEMENT 39

OUTSTANDING EQUITY AWARDS AT YEAR-END 2014

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2014 for the named executive officers. Some awards for Mr. DeCosmo, Mr. Nines and Mr. Grimm arise out of equitable adjustment to Temple-Inland awards in connection with our 2007 spin-off. No awards are listed for Mr. Smith, our former chief oil and gas officer, because his employment terminated December 8, 2014 and he relinquished all outstanding equity awards in connection with his termination. Please see "Potential Payments Upon Termination or Change of Control" beginning on page 45 for additional information.

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLANS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLANS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)	VESTING DATE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. DeCosmo	5,333	—	20.26	02/04/15					Vested
	6,150	—	27.06	02/03/16					Vested
	6,150	—	30.56	02/02/17					Vested
	74,000	—	28.85	02/12/18					Vested
	59,010	—	9.29	02/10/19					Vested
	31,345	—	9.29	02/10/19					Vested
	32,016	—	17.80	02/09/20					Vested
	37,584	—	17.80	02/09/20					Vested
	40,801	13,601	18.59	02/08/21					(2)
	29,506	29,507	16.11	02/14/22					(3)
	13,401	40,205	18.70	02/12/23					(4)
					8,070	124,278			(5)
							29,380	452,452	(6)
					6,596	101,578			(7)
							26,084	401,694	(8)
					9,758	150,273			(9)
							16,191	124,671	(10)
							40,612	625,425	(11)

Mr. Dickson	17,435	17,436	16.11	02/14/22					(12)
	7,310	21,930	18.70	02/12/23					(13)
					4,552	70,101			(14)
							17,361	267,359	(6)
					5,202	80,111			(15)
							14,227	219,096	(8)
					8,768	135,027			(9)
							9,567	73,666	(10)
							23,998	369,569	(11)

40 2015 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT YEAR-END 2014

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLANS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLANS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)	VESTING DATE

Mr. Weber	3,202	—	17.80	02/09/20					Vested
	3,759	—	17.80	02/09/20					Vested
	6,182	6,182	18.59	02/08/21					(16)
	7,377	14,753	16.11	02/14/22					(17)
	7,310	21,930	18.70	02/12/23					(13)
					3,724	57,350			(18)
							14,690	226,226	(6)
					4,691	72,241			(19)
							14,227	219,096	(8)
					5,999	92,385			(9)
							9,126	70,270	(10)
							22,890	352,506	(11)

Mr. Nines	1,250	—	20.26	02/04/15					Vested
	2,133	—	27.06	02/03/16					Vested
	2,133	—	30.56	02/02/17					Vested
	22,300	—	28.85	02/12/18					Vested
	10,757	—	17.80	02/09/20					Vested
	12,628	—	17.80	02/09/20					Vested
	15,579	5,193	18.59	02/08/21					(20)
	12,071	12,071	16.11	02/14/22					(21)
	6,091	18,275	18.70	02/12/23					(22)
					3,000	46,200			(23)
							12,019	185,093	(6)
					3,992	61,477			(24)
							11,856	182,582	(8)
					6,830	105,182			(9)
							8,096	62,339	(10)
							20,306	312,712	(11)

2015 PROXY STATEMENT 41

OUTSTANDING EQUITY AWARDS AT YEAR-END 2014

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLANS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLANS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)	VESTING DATE

Mr. Grimm	533	—	20.26	02/04/15					Vested
	1,708	—	27.06	02/03/16					Vested
	1,708	—	30.56	02/02/17					Vested
	22,300	—	28.85	02/12/18					Vested
	10,757	—	17.80	02/09/20					Vested
	12,628	—	17.80	02/09/20					Vested
	15,579	5,193	18.59	02/08/21					(20)
	12,071	12,071	16.11	02/14/22					(21)
	6,091	18,275	18.70	02/12/23					(22)
					3,000	46,200			(23)
							12,019	185,093	(6)
					4,054	62,432			(25)
							11,856	182,582	(8)
					5,537	85,270			(9)
							7,360	56,672	(10)
							18,460	284,284	(11)

(1)
Value for all awards is based on the closing market price of our common stock as reported on the NYSE on December 31, 2014 of $15.40. Value for market-leveraged stock units (MSUs) and performance stock units (PSUs) also considers performance measures applicable to these awards.

(2)
Stock options to acquire 40,801 shares are fully vested and exercisable; stock options to acquire 13,601 shares will vest on February 8, 2015.

(3)
Stock options to acquire 29,506 shares are fully vested and exercisable; stock options to acquire 14,753 shares and 14,754 shares will vest on February 14, 2015 and 2016, respectively.

(4)
Stock options to acquire 13,401 shares are fully vested and exercisable; stock options to acquire 13,402 shares, 13,401 shares and 13,402 shares will vest on February 12, 2015, 2016 and 2017, respectively.

(5)
The restricted stock unit award will vest 8,070 shares on February 14, 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(6)
The market-leveraged stock unit award vests on February 14, 2015. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(7)
The restricted stock unit award will vest 3,298 shares on each of February 12, 2015 and 2016. The restricted stock award will be settled in cash as it vests based on the fair market value on the vesting date.

(8)
The market-leveraged stock unit award vests on February 12, 2016. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(9)
The restricted stock unit award will vest one-third on each of the first three anniversaries of the date of grant. The award will be settled in cash as it vests based on the fair market value on the vesting date.

(10)
The market-leveraged stock unit award vests on February 11, 2017. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(11)
The performance stock unit award vests on February 11, 2017. The performance stock unit will be settled in common stock using a performance formula based on ROA performance over the three-year vesting period.

(12)
Stock options to acquire 17,435 shares are fully vested and exercisable; stock options to acquire 8,718 shares will vest on each of February 14, 2015 and 2016.

(13)
Stock options to acquire 7,310 shares are fully vested and exercisable; stock options to acquire 7,310 shares will vest on each of February 12, 2015, 2016 and 2017.

(14)
The restricted stock unit award vests 4,552 shares on February 14, 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(15)
The restricted stock unit award vests 2,601 shares on each of February 12, 2015 and 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(16)
Stock options to acquire 6,182 shares are fully vested and exercisable; stock options to acquire 6,182 shares will vest on February 8, 2015.
42 2015 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT YEAR-END 2014

(17)
Stock options to acquire 7,377 shares are fully vested and exercisable; stock options to acquire 7,376 shares and 7,377 shares will vest on February 14, 2015 and 2016, respectively.

(18)
The restricted stock unit award vests 3,724 shares on February 14, 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(19)
The restricted stock unit award vests 2,345 shares and 2,346 shares on February 12, 2015 and 2016, respectively. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(20)
Stock options to acquire 15,579 shares are fully vested and exercisable; stock options to acquire 5,193 shares will vest on February 8, 2015.

(21)
Stock options to acquire 12,071 shares are vested and exercisable; stock options to acquire 6,035 shares and 6,036 shares will vest on February 14, 2015 and 2016, respectively.

(22)
Stock options to acquire 6,091 shares are vested and exercisable; stock options to acquire 6,092 shares, 6,091 shares and 6,092 shares will vest on February 12, 2015, 2016 and 2017, respectively.

(23)
The restricted stock unit award vests 3,000 shares on February 14, 2015. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(24)
The restricted stock unit award vests 1,996 shares on each of February 12, 2015 and 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(25)
The restricted stock unit award vests 2,027 shares on each of February 12, 2015 and 2016. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.
2015 PROXY STATEMENT 43

2014 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2014 by the named executive officers.

	OPTION AWARDS/ STOCK APPRECIATION RIGHTS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED UPON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)

(a)	(b)	(c)	(d)	(e)
Mr. DeCosmo	100,000	$1,036,000	41,930	$795,469
Mr. Dickson	—	$—	26,777	$477,547
Mr. Weber	—	$—	20,444	$388,269
Mr. Nines	17,703	$184,360	17,012	$323,088
Mr. Grimm	17,703	$189,245	17,312	$328,791
Mr. Smith	—	$—	24,948	$473,538

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2014 for the named executive officers:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)

	(b)	(c)	(d)	(e)	(f)
Mr. DeCosmo	$—	$24,121	$5,233	$—	$160,515
Mr. Dickson	$—	$12,164	$840	$—	$36,570
Mr. Weber	$—	$9,144	$1,109	$—	$38,075
Mr. Nines	$—	$9,759	$1,692	$—	$53,865
Mr. Grimm	$—	$7,875	$1,657	$—	$51,069
Mr. Smith	$—	$11,424	$1,871	$—	$60,171

(1)
All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2014 this limit was $260,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The retirement contribution is vested after two years of employment. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

(2)
Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end and a return based on Applicable Federal Rate as published by the Internal Revenue Service.
44 2015 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have change in control/severance agreements with our named executive officers, other than the CEO. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. These agreements generally require a "double trigger" of both a change in control and a termination of employment before any benefits are paid.

The following events constitute a change in control for purposes of the change in control/severance agreements:

•
any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•
the directors as of the date of our 2007 spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•
consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•
the stockholders approve a plan of liquidation or dissolution;

•
consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•
any other event that the Board determines to be a change in control.

Our 2007 Stock Incentive Plan uses similar change in control events.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by the executive for good reason. Cause includes willful and continued failure by executive to substantially perform executive's duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise. Good reason includes assignment of duties substantially inconsistent with the executive's status as a senior executive officer, material adverse alteration in the nature or status of the executive's responsibilities, material reduction in base salary, relocation of principal place of employment more than 50 miles, or, during the two-year period following a change of control, failure to timely pay compensation or failure to provide benefits or a reduction in benefits to which executive was entitled pre-event. A qualifying termination will be deemed to have occurred after a change in control if the executive's employment is terminated without cause or executive terminates for good reason before a change in control and such termination without cause or event giving rise to good reason was at the request of a person or entity that entered into an agreement with us, the consummation of which would result in a change of control.

Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•
their current cycle annual incentive bonus pro rated if the termination is before the end of the first half of the cycle or full annual incentive bonus if termination is during the second half of the cycle (and assuming achievement of performance goals at the target level);

•
lump sum severance equal to two times their highest base salary during the three years before the change in control plus two times target annual bonus, or if higher, the actual bonus in any of the three years before the change in control;

•
health and welfare benefits provided for two years at no greater cost;

•
acceleration of vesting of all options, SARs, restricted shares, restricted stock units, market-leveraged stock units, and performance stock units;

•
two years of additional service credit for SERP benefits, if any;

•
lump sum payment equal to two years' match under our 401(k) plan;

•
reimbursement for outplacement services for one year not to exceed 15% of highest base salary during the three years before the change in control and target bonus, or if higher, the actual bonus in any of the three years before the change in control; and

•
two years' continuation of current perquisites.
2015 PROXY STATEMENT 45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The change in control/severance agreements entered into prior to 2008 also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. Beginning in 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

The Temple-Inland Inc. Compensation Committee (for agreements entered into prior to our 2007 spin-off) or our Compensation Committee (for agreements entered into after the 2007 spin-off) determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

46 2015 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at December 31, 2014:

	SEVERANCE	ESTIMATED BONUS PAYMENT(1)	VALUE OF STOCK OPTIONS/ SARS THAT VEST	VALUE OF RESTRICTED STOCK/ RSUS/ MSUS/ PSUS THAT VEST(2)	RETIREMENT BENEFITS	WELFARE BENEFITS	OUTPLACEMENT	PERQUISITES	EXCISE TAX & GROSS-UP	AGGREGATE PAYMENTS

Mr. DeCosmo
Change In Control(3)	$3,450,000	$143,000	$—	$2,657,214	$253,678	$36,210	$90,000	$1,485	$2,218,282	$8,849,869
Retirement			$—	$2,657,214	$160,515					$2,817,729
Death(4)	$600,000	$143,000	$—	$2,657,214	$160,515					$3,560,729
Disability(4)	$600,000	$143,000	$—	$2,657,214	$160,515					$3,560,729
Other Termination(5)					$160,515					$160,515

Mr. Dickson(6)
Change In Control(3)	$1,638,000	$442,000	$—	$1,612,552	$81,698	$23,540	$122,850	$990		$3,921,630
Retirement			$—	$1,612,552	$36,570					$1,649,122
Death(4)			$—	$1,612,552	$36,570					$1,649,122
Disability(4)			$—	$1,612,552	$36,570					$1,649,122
Other Termination(5)					$36,570					$36,570

Mr. Weber(6)
Change in Control(3)	$1,372,000	$241,000	$—	$1,446,891	$77,163	$30,428	$102,900	$990		$3,271,372
Retirement			$—	$1,446,891	$38,075					$1,484,966
Death(4)			$—	$1,446,891	$38,075					$1,484,966
Disability(4)			$—	$1,446,891	$38,075					$1,484,966
Other Termination(5)					$38,075					$38,075

Mr. Nines
Change In Control(3)	$1,304,666	$350,000	$—	$1,275,966	$94,184	$30,428	$97,850	$990	$1,096,218	$4,250,302
Retirement			$—	$1,275,966	$53,865					$1,329,831
Death(4)			$—	$1,275,966	$53,865					$1,329,831
Disability(4)			$—	$1,275,966	$53,865					$1,329,831
Other Termination(5)					$53,865					$53,865

Mr. Grimm
Change In Control(3)	$1,288,000	$245,000	$—	$1,203,746	$87,619	$31,028	$96,600	$990	$1,009,553	$3,962,536
Retirement			$—	$1,203,746	$51,069					$1,254,815
Death(4)			$—	$1,203,746	$51,069					$1,254,815
Disability(4)			$—	$1,203,746	$51,069					$1,254,815
Other Termination(5)					$51,069					$51,069

(1)
Executive is entitled to receive, as a result of the applicable termination event, an amount equal to the value of his 2014 incentive bonus.

(2)
Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)
Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a "parachute payment" subject to the 20% excise tax. Any compensation not deemed to be a "parachute payment" will reduce the amount of excise tax and gross-up payable. Assumes excise tax would be triggered. Also represents termination by us without cause of Mr. DeCosmo or termination by Mr. DeCosmo for good reason.

(4)
Except as provided under Mr. DeCosmo's employment agreement described above, on termination of employment by death or disability, executives receive no payment other than payment of salary and benefits through the date of termination and payment through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our 2007 Stock Incentive Plan, all options and stock appreciation rights will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock, restricted stock units, market-leveraged stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.
2015 PROXY STATEMENT 47

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(5)
Represents termination by us for cause or termination with good reason by any executive other than Mr. DeCosmo; or termination without good reason by any executive. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. Mr. DeCosmo is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements and termination of Mr. DeCosmo by us without cause or termination by Mr. DeCosmo for good reason is described under Note 3. In return for the post-employment benefits, Mr. DeCosmo agreed not to compete with our company for two years after his departure.

(6)
Beginning in 2008, new change in control/severance agreements do not contain tax gross-up provisions.

Mr. Smith's employment terminated on December 8, 2014. In connection with the departure of Mr. Smith, we entered into a Separation Agreement and Release of All Claims with Mr. Smith. Under the separation agreement, we agreed to pay Mr. Smith $1 million on January 23, 2015 and approximately $1 million on January 30, 2016 (both payments subject to applicable tax withholdings and Mr. Smith's compliance with the terms of the separation agreement). Mr. Smith agreed to: (a) release all rights, title and interest in all outstanding and unexercised equity awards previously granted to him, (b) release all claims against us (and our officers, directors and affiliates), and (c) provide consulting services at our request (not to exceed ten hours per week) until June 8, 2015 to facilitate the transition of his duties and responsibilities and our continued operations.

48 2015 PROXY STATEMENT

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2014, none of the named executive officers other than Mr. DeCosmo had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our 2007 Stock Incentive Plan, an employee whose employment terminates other than for retirement has three months to exercise any options and stock appreciation rights that are exercisable. A retirement-eligible employee who terminates has the remaining term to exercise options and stock appreciation rights. All other options and stock appreciation rights and, for grants prior to 2013, all unvested restricted stock and restricted stock units and unearned market-leveraged stock units and performance stock units are forfeited. For grants in 2013 and thereafter, a retirement-eligible employee who terminates will receive unvested restricted stock units upon retirement and a prorated portion of market-leveraged stock units and performance stock units following conclusion of the performance period. The employee retains any dividends earned prior to termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. DeCosmo is our only executive officer who serves as a member of our Board of Directors, but he does not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more of its executive officers serving on our Compensation Committee.

2015 PROXY STATEMENT 49

PROPOSAL REGARDING ADVISORY APPROVAL OF
THE COMPANY'S EXECUTIVE COMPENSATION

We are seeking your advisory vote on the compensation of our named executive officers as described in the "Executive Compensation" section of this Proxy Statement, beginning on page 23, including the Compensation Discussion and Analysis and the tabular and narrative disclosure related to executive compensation contained in this Proxy Statement. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance, as measured by return on assets, segment operating income and, to a lesser extent, reserve additions. We believe there is a strong correlation between these performance components and long-term stockholder value creation. In addition, we pay equity-based compensation to help ensure alignment of our executives' interests and our stockholders' interests. We believe our executive compensation programs motivate our executives to focus on our long-term growth and performance and stockholder value creation, without encouraging executives to take unnecessary or excessive risks.

For more information regarding our executive compensation, see the discussion under the "Executive Compensation" section of this Proxy Statement and the accompanying tabular and narrative disclosure. Our Board recommends that stockholders approve executive compensation by approving the following advisory resolution:

  RESOLVED, that the stockholders of Forestar Group Inc. approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement.

The affirmative vote of a majority of votes cast by stockholders entitled to vote at the annual meeting is required to approve the non-binding resolution regarding executive compensation. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION.

50 2015 PROXY STATEMENT

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the company's website at www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2014. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee: James A. Rubright, Chairman William G. Currie Charles W. Matthews William C. Powers, Jr. Daniel B. Silvers David L. Weinstein
2015 PROXY STATEMENT 51

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2015. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees incurred to Ernst & Young LLP for the last two years were (in thousands):

	2014	2013

Audit Fees(1)	$930	$875
Audit-Related Fees(2)	140	437
Tax Fees(3)	—	12
All Other Fees	—	4

Total	$1,070	$1,328

(1)
Audit fees include the annual audit and quarterly reviews of our financial statements and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)
Audit-related fees include consultation on matters addressed during the audit or interim reviews and consultations related to pending or proposed transactions. Audit-related fees of $140,000 in 2014 include $125,000 associated with a high yield debt transaction in May 2014 and $15,000 associated with consultations on proposed transactions. Audit-related fees in 2013 were associated with two public securities offerings.

(3)
Tax fees include assistance in the preparation of our federal, state, and local income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year's audit. During 2014, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for 2015. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

52 2015 PROXY STATEMENT

PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Article V of our Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes, with each class as nearly equal in number as possible, and provides that members of each class are elected to serve for staggered three-year terms. On the recommendation of the Nominating and Governance Committee, the Board has approved, and recommends that the stockholders approve, amendments to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

This proposal is being submitted as a result of the Board's ongoing review of corporate governance matters. The Nominating and Governance Committee and the Board have considered the advantages and disadvantages of maintaining a classified board structure. In this regard, the Board has viewed the classified structure of the Board as benefiting stockholders by promoting continuity and stability in the management of the business and affairs of the Company, reducing the Company's vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders, encouraging directors to take a long-term perspective and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. While the Board continues to believe that these are important benefits, the Board has also considered the views of some stockholders who believe that classified boards have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. In addition, the Board believes it is important for the Board to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance. Therefore, following careful consideration of the foregoing matters, the Board, upon the recommendation of the Nominating and Governance Committee, has determined that it is appropriate to propose amendments to our Amended and Restated Certificate of Incorporation that would declassify the Board.

If approved, the proposal would amend Article V of our Amended and Restated Certificate of Incorporation to provide for the phased elimination of the classified structure of the Board over a three-year period. Commencing with the class of directors standing for election at the 2016 Annual Meeting, directors will stand for election for one-year terms, expiring at the next succeeding annual meeting of stockholders. The directors who are elected at the 2015 Annual Meeting, whose terms will expire in 2018, and the directors who were elected at the 2014 Annual Meeting, whose terms will expire in 2017, will continue to hold office until the end of the terms for which they were elected. All directors will be elected on an annual basis beginning with the 2018 Annual Meeting. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director's earlier death, resignation, retirement or removal.

If approved, the proposal would also amend Section 4 of Article V of our Amended and Restated Certificate of Incorporation to provide that directors may be removed only for cause until the 2018 Annual Meeting. Because the current terms of the directors are staggered, consistent with Delaware law, directors are removable only for cause. However, from and after the 2018 Annual Meeting (at which meeting the entire Board will be fully declassified), directors would be removable with or without cause upon the affirmative vote of holders of a majority of the outstanding shares of our common stock.

This summary of the proposed amendments is qualified in its entirety by reference to the text of the proposed amendments attached as Appendix A to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

In connection with the proposed amendments to the Amended and Restated Certificate of Incorporation, the Board will approve conforming amendments to our Amended and Restated Bylaws upon stockholder approval of this proposal. The proposed amendments to our Amended and Restated Bylaws do not require stockholder approval. If this proposal is approved, the Board has authorized our officers to file with the Delaware Secretary of State a Certificate of Amendment to the Amended and Restated Certificate of Incorporation incorporating the amendments set forth in Appendix A. The Certificate of Amendment will become effective on the date the filing is accepted by the Delaware Secretary of State. If this proposal is not approved, the proposed amendments will not be implemented and the Board's current classified structure will remain in place.

The affirmative vote of holders of at least 80% of the outstanding shares of our common stock is required to approve the amendments to our Amended and Restated Certificate of Incorporation to declassify the Board. Any abstentions and broker non-votes will have the effect of votes against the proposal.

While the Board continues to believe that the retention of a classified Board structure provides stockholders with very meaningful protections against actions that may not be in their best interests, the Board recognizes that many stockholders have a different view. Accordingly, after careful consideration of the issue, the Board has determined to recommend a vote for the approval of the proposal to declassify the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD.

2015 PROXY STATEMENT 53

OTHER MATTERS

OTHER BUSINESS TO BE PRESENTED

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should be properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

54 2015 PROXY STATEMENT

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting, the proposal must be received by our Corporate Secretary by November 26, 2015 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 26, 2015 will not be considered for inclusion in our 2016 proxy statement.

Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2016 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 2, 2016 or after February 27, 2016. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see "Election of Directors—How Nominees Are Selected". Director nominations to be brought by stockholders before our 2016 annual meeting will be considered untimely if they are submitted before February 2, 2016 or after February 27, 2016.

VOTING QUESTIONS OR ASSISTANCE

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Corporate Secretary

Austin, Texas
March 25, 2015

2015 PROXY STATEMENT 55

APPENDIX A

PROPOSED AMENDMENTS TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

TEXT OF PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

ARTICLE V

SECTION 1. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, shall, until the annual meeting of stockholders to be held in 2018 (the "2018 Annual Meeting"), be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the Bylaws of the Corporation, ~~one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2010,~~ with each class to hold office until its successors are elected and qualified. ~~At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of~~The term of office for the class of directors ~~whose term expires at that~~elected at the annual meeting of stockholders held in 2013 shall expire at the annual meeting of stockholders to be held in 2016 (the "2016 Annual Meeting"), the term of office for the class of directors elected at the annual meeting of stockholders held in 2014 shall expire at the annual meeting of stockholders to be held in 2017, and the term of office for the class of directors elected at the annual meeting of stockholders held in 2015 shall expire at the 2018 Annual Meeting, with the members of each class to hold office until their successors are elected and qualified. Commencing with the 2016 Annual Meeting, directors succeeding those whose terms expire in that year shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the ~~third~~ year following the year of their election, with each such director to hold office until his or her successor is elected and qualified. Commencing with the 2018 Annual Meeting, the classification of the Board of Directors shall terminate and all directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor is elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

SECTION 3. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the Bylaws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the Bylaws. ~~Any~~Until the 2018 Annual Meeting, any director elected in accordance with the preceding sentence of this Section 3 shall be appointed to the class of directors in which the new directorship was created or the vacancy occurred and shall hold office until the next annual meeting of stockholders or until such director's successor shall have been elected and qualified or as otherwise provided in the Bylaws; and from and after the 2018 Annual Meeting, any director elected in accordance with the preceding sentence of this Section 3 shall hold office until the next annual meeting of stockholders or until such director's successor shall have been elected and qualified, or as otherwise provided in the Bylaws.

SECTION 4. Subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any director elected prior to the 2018 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2018 Annual Meeting may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class. For purposes of this Section 4, "cause" shall mean the willful and

2015 PROXY STATEMENT A-1

APPENDIX A

continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation. Subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any other director may be removed from office with or without cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

A-2 2015 PROXY STATEMENT

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0209OC 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION + A Proposals — The Board of Directors of Forestar Group Inc. recommends voting FOR each of the director nominees and FOR Proposals 2, 3 and 4. 01 - William G. Currie 02 - Charles W. Matthews 03 - James A. Rubright 1. To elect five directors to Forestar’s Board of Directors. For Against Abstain 2. Advisory approval of Forestar’s executive compensation. For Against Abstain For Against Abstain For Against Abstain For Against Abstain 3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as Forestar’s independent registered public accounting firm for the year 2015. 04 - Daniel B. Silvers 05 - David L. Weinstein 4. To approve the amendments to Forestar’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors. MMMMMMMMMMMM 2 3 1 9 3 8 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy — Forestar Group Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 12, 2015 The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 25, 2015 and does hereby appoint James M. DeCosmo, Christopher L. Nines and David M. Grimm and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 13, 2015 at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2015, and any adjournment(s) or postponement(s) thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. The Board of Directors recommends that you vote FOR the election of each director nominee named on the reverse side and FOR Proposals 2, 3 and 4. Unless otherwise specified, the vote represented by this proxy will be voted FOR the election of each director nominee listed on the reverse side, and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0209NC 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors of Forestar Group Inc. recommends voting FOR each of the director nominees and FOR Proposals 2, 3 and 4. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - William G. Currie 02 - Charles W. Matthews 03 - James A. Rubright 1. To elect five directors to Forestar’s Board of Directors. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Advisory approval of Forestar’s executive compensation. For Against Abstain For Against Abstain For Against Abstain For Against Abstain 3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as Forestar’s independent registered public accounting firm for the year 2015. 04 - Daniel B. Silvers 05 - David L. Weinstein 4. To approve the amendments to Forestar’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors. MMMMMMMMMMMM 1234 5678 9012 345 MMMMMMM 2 3 1 9 3 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ C123456789 MMMMMMMMMMMMMMM qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2015. Vote by Internet • Go to www.investorvote.com/for • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Proxy — Forestar Group Inc. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 12, 2015 The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 25, 2015 and does hereby appoint James M. DeCosmo, Christopher L. Nines and David M. Grimm and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 13, 2015 at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2015, and any adjournment(s) or postponement(s) thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. The Board of Directors recommends that you vote FOR the election of each director nominee named on the reverse side and FOR Proposals 2, 3 and 4. Unless otherwise specified, the vote represented by this proxy will be voted FOR the election of each director nominee listed on the reverse side, and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.) qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q